As filed with the Commission on May 13, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

SHONGHOYA INTERNATIONAL GROUP INC.

(Exact name of registrant as specified in its charter)

Nevada	0700	27-3911608
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

4F.-5, No. 3, Songjiang Rd.,

Zhongshan District

New Taipei City, Taiwan

+886 -2-25181800

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ms. Chen, Wen-Chun,

Chief Executive Officer

Shonghoya International Group Inc.

4F.-5, No. 3, Songjiang Rd.,

Zhongshan District

New Taipei City 104, Taiwan (R.O.C)

+886-2-25181800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Andrew Hudders, Esq.

Golenbock Eiseman Assor

Bell & Peskoe LLP

711 Third Avenue, 17th Floor

New York, NY 10017

(212) 907-7300

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large, accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Non-accelerated filer ☐	Accelerated filer ☐	Smaller reporting company ☒

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value $0.001 per share	$2,000,000.00	$185.50

Total:	$2,000,000.00	$185.50

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered such indeterminate number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act based on the average of the high and low per share prices of the registrant’s common stock as reported on the OTC Markets on May 12, 2022.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED May 13, 2022

[4,000,000] Shares Common Stock

Shonghoya INTERNATIONAL GRouP INC.

Up to 4,000,000 shares of our common stock are being sold by an officer of Shonghoya International Group Inc. on a self-underwritten, best-efforts basis, with no minimum. The offering by us will commence on the date of this prospectus and will continue for nine months thereafter or until all the shares offered are sold, if earlier. We have the right to terminate the offering at any time. Sales will be made by an investor submitting a subscription agreement, which the company may accept or reject in its discretion. Subscriptions will be accepted on a rolling basis. Sales will be made at market prices or negotiated prices, for cash only. We will not escrow any cash funds or property received in the sale of our common stock. Shares will be issued in book entry format only, and share account statements will be sent by our transfer agent to investors in due course after a subscription is accepted and payment for the subscription is received.

Our common stock is listed on the Pink Sheets of the OTC Markets under the symbol “SNHO.” On May 12, 2022, the closing price of a share of the common stock was $0.35.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 10.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share		Total
Public offering price		$0.50		$4,000,000
	$		$
	$		$

The date of this prospectus is May 13, 2022

Unless the context requires otherwise, in this prospectus Shonghoya International Group Inc. (“Parent”), and its subsidiaries, Shonghoya International Trade Co., Ltd., a company formed under the laws of Taiwan, and operating in Taiwan, are collectively be referred to as “Shonghoya”, the “Company”, “we”, “us”, and “our” unless otherwise noted.

Some of our trademarks, including our product logo, are used in this prospectus, which are intellectual property owned by the Company. This prospectus also includes trademarks, trade names, and service marks that are the property of other organizations. Solely for convenience, our trademarks and trade names referred to in this prospectus appear without the TM symbol, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights, or the right of the applicable licensor to these trademarks and trade names.

We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus or in any supplement to this prospectus, and we do not take any responsibility for any other information that others may give you. This prospectus is not an offer to sell, nor is it a solicitation of an offer to buy, the securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of those documents, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

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PROSPECTUS SUMMARY

This summary highlights information contained in greater detail elsewhere in this prospectus and does not contain all of the information that you should consider before deciding to invest in our common stock. You should read the entire prospectus carefully, including the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included in this prospectus, before making an investment decision. Some of the statements in this prospectus constitute forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”

Our Company

Shonghoya International Group Inc. is a Nevada company formed April 27, 2005, and was in variety of businesses up until 2013, and then dormant until 2021. The Company changed its name on May 22, 2020 and completed the acquisition of Shonghoya International Trade Co. Ltd (Taiwan), in 2021 as a wholly owned subsidiary. Shonghoya International Trade Co., Ltd. was incorporated under the Taiwan Company Act on March 21, 2017, and it was owned solely by Ms. Wen-Chun Chen, a citizen of Taiwan, until it was contributed to the Company on April 23 2021.

Shonghoya uses the natural elements endowed by nature to heal and relax the body through deep perspiration and bathing of negative ions, so that the tired body and busy mind can return to nature. Our business includes the development and sale of what we believe to be unique negative ion products, and equipment, and we currently operate ten (10) wellness centers, which number we plan to expand in the next year. Our end use customers are located in Asia but principally in Taiwan, China and Hong Kong.

We believe that after the Corona Virus pandemic era, there will be a trend towards greater concern about personal health. We believe this will be an international concern, and we hope to address this international health conscientious market with company owned outlets and local resale business marketing partners from various countries based on our wellness center model in Taiwan.

Health and wellness is one of the important images of Shonghoya, and our wellness centers help promote the overall brand for our lines of products in the Taiwan market.

Shonghoya products are grouped in three principal lines: Negative Ion Products, Care Products and Essential Oil. In addition, we offer two lines of services: Negative Ion Course and Beauty Body Course. These are generally as follows:

Products			Services
Negative Ion Products	Care Products	Essential Oil	Negative Ion Course	Beauty Body Course
○ Negative ion sauna ○ Stone of Aoi Arashi ○ Stream of Aoi Arashi ○ Negative ion teapot	○ Scalp soother spray ○ Neroli makeup remover ○ Brightening Moisturizing Serum ○ Time Reversing soft lotion	Shonghoya Essential Oil	○ Negative ion steaming course	○ Thermal Cycle Course ○ Back Negative Pressure Purification Physiotherapy ○ Skin Rejuvenation and Firming Course ○ Rejuvenating energy maintenance ○ Soho Energy Scalp Course

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Shonghoya has several competitors in our Taiwan marketplace and a select few of which offer similar products and services to those of the Company. However, Shonghoya believes it provides a superior experience of services and has a loyal following with repeat customers who enjoy benefits in the use of our negative ion sauna, and products made of stones sourced from Dekiyama, Aichi Prefecture, Japan, combined with our offerings of specialty beauty, wellness care products with essential oils. Further, we strive to provide a holistic and therapeutic result with a focus on a positive customer experience, utilizing a consultative and informative type of sales approach.

Currently, Shonghoya has ten operating locations in Taiwan, some of them are owned by Shonghoya while others are owned by franchisees. Shonghoya plans to open additional locations in the future, as either directly owned or as franchises. In the expansion into other countries, Shonghoya has now entered the Chinese market where it has two (2) in direct operating locations, which are set up as a franchise operation, and plans to develop locations in additional Southeast Asian markets, depending on the amount of funding that it obtains for operations.

Attractive Market Opportunity

Shonghoya’s products and services span the wellness and spa industries. Our wellness centers cater to guests seeking a continuation of their health, fitness, beauty, and wellness activities. We believe that this market is expanding in Taiwan and the Southeast Asia region generally.

One driver for the wellness industry is the aging of the populations in these countries. The elderly population in Taiwan now accounts for 16.1% of the total population. In addition, society’s concept of health care has gradually become one of greater awareness. According to external research, up to 85% of the people in Taiwan are comfortable in using more than one supplementary type of health or wellness therapy, which we believe demonstrates that there is market demand for these kinds of alternative therapies that are not considered as strictly medical procedures but viewed as health wellness. Specifically, concerning the spa related industry, according to research, Southeast Asia has a growing demand for spa related services, and we believe this will continue to be the case throughout the foreseeable future.

As consumers increasingly incorporate health and wellness activities into their daily lives, they are placing a higher priority on health and wellness services while at home and when traveling and vacationing. According to the Global Wellness Institute, we participate in the $4.5 trillion global wellness economy, consisting of sectors that enable consumers to incorporate wellness activities and healthy lifestyles into their daily lives. The wellness market has grown exponentially in recent years, driven by a re-prioritization of consumer values, including an increasing focus on health in a holistic manner. The Global Wellness Institute’s research estimates that spa revenues, and facilities worldwide demand, will be USD$122 billion in 2022, and will grow at an above average 17% rate per year from 2022-2025 due to post pandemic recovery.

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During the COVID-19 pandemic, in the wellness economy, consumer spending on services had declined, and in terms of products, their demand has moved in different directions. According to the Global Wellness Institute, consumers tend to shift their spending to new product and service categories when their typical preferences do not exist (e.g., buying a home exercise bike instead of paying for a gym membership, buying sauna equipment instead of going to the spa). While most consumers are eager to return to in-person experiences, some of these shifts in consumption patterns and newly cultivated consumption habits are likely to persist post-pandemic. That is to say, the sale of the new products in wellness industry is expected to grow.

In addition, we benefit from durable secular tailwinds described below:

More Informed Consumers with Increased Focus on Wellness. Consumers globally are increasingly identifying their unique individual health needs and becoming more educated about wellness products. These consumers are shifting focus to specific needs, looking for solutions that support and maintain wellness in discrete categories.

Shift Towards Preventative Health. We believe that consumers view self-care and wellness products as lower cost alternatives for better health management, especially when compared to rising healthcare costs and will increasingly seek out these products as a result.

The Aging of Populations. As the population ages and the “baby boomer” generation nears retirement or is experiencing retirement, we anticipate that the demand for products that promote physical well-being will continue to grow.

Increasing Awareness of Nature for Nutrition and Healing. The COVID-19 pandemic highlighted the importance of nature to human health and well-being. At the height of the coronavirus lockdown, when people were warned to stay away from others and stop visiting places of exercise, recreation and entertainment due to quarantine policies, they collectively turned their eyes to the outdoors. During the pandemic, persons started swimming in the ocean and lakes, hiking and camping in the woods. Through the epidemic, many people have discovered that nature has a healing and nourishing effect on our physical and mental health. This awareness also raises the demand of products containing the nutrition extracted from the nature, such as the negative ion that we use in our products.

Acceleration of Health and Wellness Trends Due to the COVID-19 Pandemic. The COVID-19 pandemic has accelerated trends globally towards wellness and preventative health. There has been an influx of new consumers into the natural and specialty retail market as a natural lifestyle appeals to consumers who want to live healthfully and care for their well-being holistically. Consumers have become more proactive about healthy living with 53% of consumers becoming more concerned about their health now than they were prior to the COVID-19 pandemic and, as a result, have meaningfully increased spending on health and wellness products during the pandemic. This trend is expected to remain elevated as 88% of those polled stated they would continue to increase their spending on health and wellness going forward and as staying healthy has taken on new meaning due to COVID-19. Consumers are much more invested in taking care of themselves long-term and want trusted options that help them meet that objective.

Third Party data and published studies on the use of negative Ion therapies:

In a 2002 study, published paper “Inspired superoxide anions attenuate blood lactate concentrations in postoperative patients” from the Departments of Anesthesiology (HI, HO, SF, SO, KW, TK) and Neurosurgery (KT), Central Aizu General Hospital, Aizuwakamatsu, Japan, it is stated that low concentrations of superoxide (O2) constitute a portion of atmosphere negative ions in the form of O2(H2O)n, which has been reported to have a stimulatory effect on super-oxide dismutase activity. If superoxide dismutase is activated by inspired negative ions containing O2, aerobic metabolism could be improved. To test this hypothesis, they examined blood lactate concentrations in postoperative patients with or without inhalation of air from a home humidifier that generated O2(H2O) n. Inspired O2 attenuates blood lactate concentrations. This may be attributed, in part, to the systemic stimulatory effect on superoxide dismutase activity, which accelerates oxi-dative phosphorylation in the mitochondria, thus attenuating lac-tate generation. (Crit Care Med 2002; 30:1246 –1249)

In a 2006, study published in Am J Psychiatry 2006; 163:2126–2133 by Dr. Terman from University of Columbia Medical (USA) School. “Controlled Trial of Naturalistic Dawn Simulation and Negative Air Ionization for Seasonal Affective Disorder” concluded that naturalistic dawn simulation, and high-density ionization are active antidepressants that do not require the effort of post awakening bright light therapy and can be considered candidate alternatives to bright light, or medications.

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Our Competitive Strengths

We believe that we have a number of significant elements that make us competitive in the health wellness market segment, as experienced in Taiwan. We also believe these elements will make us competitive in the additional China and Southeast Asian markets that we plan to approach.

We offer our consumers a comprehensive suite of health, fitness, beauty and wellness services and products to meet many of their wellness needs. We are continuously innovating and evolving our offerings based on the latest trends and tailor our service and product offerings to regional preferences, using our Taiwan stores to try out product and services in our local market. In addition to conventional services, we offer the latest in fitness, a full range of massage treatments, nutrition/weight management consultations, and acupuncture, among a broad spectrum of personal care services. Shonghoya has also introduced innovative, higher-ticket medi-spa services at our local branches using a unique negative-ion spa service. Our local market of Taipei, with just under 3 million in population, where Shonghoya has six locations provide a convenient service option for our local consumers.

We believe that we have the following competitive strengths that allow us to compete effectively in our industry:

Product Differentiation. We optimize the sauna experience with the addition of our negative ion treatments, which we believe no other sauna manufacturers and spa service providers in Taiwan offer. Nonetheless, we face competition from the ordinary sauna manufacturing industry and spa facilities. However, we have broadened our market from the ordinary sauna manufacturing industry and the spa industries by combining our self-manufactured sauna and the spa treatments.

Multiple Channels of Distribution. We currently sell our negative ion sauna product through company owned and franchise spa facilities. We sell our wellness products through the spas, direct sales and through distributors. We have spa facilities and sell our products in Taiwan and we sell our products in two other jurisdictions in Asia. We plan on expanding in the Southeastern Asia market.

Partnerships with Economic Alignment. We have cultivated partnerships with many of the largest and most reputable construction companies in Taiwan. The global wellness real estate industry is a sizable poised for rapid growth, projected to reach $197 billion by 2022, according to Global Wellness Institute. Buyers have demonstrated that they are willing to pay more for healthier built environments. There are over 740 wellness lifestyle real estate and community developments built, partially built, or in development around the world, across 34 countries—including in our Taiwan markets and in Southeast Asia region. These include master-planned communities, multifamily housing, urban districts and mixed-use projects, spa-based real estate, and other types of projects. Based on this trend, we are entering into marketing/reseller agreements and also plan to open more locations to offer equipment and products to spa related services.

Certifications, Trademarks and Patents. We own several certifications and trademarks. In addition, our chairman, Ms. Chen owns several patents and patents pending which we have a right to use. SGS Taiwan, an independent analytical laboratory and technical advisory firm, conducted initial studies on the processing route for a representative sample of tourmaline collected from the volcano Dekiyama, Aichi Prefecture, Japan. According to the independent technical report, our products are shown to be safe to human beings for wellness purposes. In addition, our products are shown to contain millions of negative ions Ih benefit human health according to the technical report provided by the Environmental Media Radioanalytical Laboratory of the Institute of Nuclear Energy Research, a governmental research institute in Taiwan, dated March 3, 2022, commissioned by Shonghoya International Trade Co., Ltd. In addition, our chairman has obtained patents in Taiwan, China, Japan and Germany and plans to file for patents for other countries.

Capacity for Growth. We believe, with the proper funding, we will be able to reach new customers and expand our sales with existing customers by increasing our sales network and increasing the number of our distribution channels both domestically in Taiwan and internationally in other markets in Southeast Asia.

Experienced Management Team. Our management team has significant experience in the wellness and spa industries and has extensive experience in growing brands and in the retail environment.

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Our Growth Strategy

Our overall approach to future growth will be to open more locations and expand sales. We plan on pursuing several formats. We will open wholly owned locations by the Company, which will be operated by Shonghoya, and all of the sales revenue reported from each location and any risks are responsibility of the Company. A second format will be Shonghoya-owned with a franchisee bearing part of costs. In this model, the Company bears the costs for the location, other than for the initial equipment costs that Company sells to franchisee. In exchange for franchisee paying for equipment, Shonghoya will share a portion of its operating profits to the franchisee investor, and Company receive revenues for managing operations of the location. The third format will be franchisee-owned and franchisee-operated: In this model, all the income in the store belongs to the franchisee, and the costs are also borne by the franchisee. The franchisee will purchase all the equipment used in the store from Shonghoya. Other than the revenue from the sale of equipment and Shonghoya products there will be no other revenues from the location. Our franchises currently do not pay a yearly franchise fee.

Shonghoya’s current location information of our stores in Taiwan is as follows:

No.	Store Name	Address	Types of the stores	Types of franchise operation
1	Taipei Flagship store	1F., No. 1, Songjiang Rd., Zhongshan Dist., Taipei City 104, Taiwan (R.O.C.)	flagship type	Shonghoya-owned stores with Shonghoya bearing all costs
2	Yongyuan Flagship store	No. 118,Yongyuan Rd., Yonghe Dist., New Taipei City 234 , Taiwan (R.O.C.)	flagship type	Shonghoya-owned stores with Shonghoya bearing all costs
3	Zhongli Flagship Store	No. 308, Sec. 2, Huanxi Rd., Zhongli Dist., Taoyuan City 320, Taiwan (R.O.C.)	flagship type	Shonghoya-owned with franchisee baring part costs
4	Banqiao Flagship Store	No. 153, Sec. 2, Wenhua Rd., Banqiao Dist., New Taipei City, Taiwan (R.O.C.)	flagship type	Shonghoya-owned with franchisee baring part costs
5	Tucheng Store	No. 70, Sec. 1, Zhongyang Rd., Tucheng Dist., New Taipei City 236, Taiwan (R.O.C.)	business district type	Shonghoya-owned with franchisee baring part costs
6	Xindian Store	No. 131, Zhongzheng Rd., Xindian Dist., New Taipei City, Taiwan (R.O.C.)	community type	Shonghoya-owned stores with Shonghoya bearing all costs
7	Hsinchu Store	No. 21, Shengli 13th Street, Zhubei City, Hsinchu County, Taiwan (R.O.C.)	community type	Franchisee-owned and franchisee-operated
8	Kaohsiung Flagship Store	No. 646, Minquan 2nd Rd., Qianzhen Dist., Kaohsiung City, Taiwan (R.O.C.)	flagship type	Shonghoya- owned with franchisee baring part costs
9	Taitung Store	No. 257, Ren 2nd Street, Taitung City, Taiwan (R.O.C.)	community type	Franchisee-owned and franchisee-operated
10	Penghu Flagship Store	No. 100, Ln. 100, Chaoyang Rd., Magong City, Penghu County, Taiwan (R.O.C.)	flagship type	Franchisee-owned and franchisee-operated
11	Taichung Store	Future location-signed, pending not opened	flagship type	Franchisee-owned and franchisee-operated
12	Tainan Store	Future location-signed, pending not opened	flagship type	Franchisee-owned and franchisee-operated
13	Yilan Store	Future location-signed, pending not opened	flagship type	Franchisee-owned and franchisee-operated
14	Toucheng Store	Future location-signed, pending not opened	community type	Franchisee-owned and franchisee-operated
15	Hualien Store	Future location-signed, pending not opened	flagship type	Franchisee-owned and franchisee-operated
16	Kinmen Store	Future location-signed, pending not opened	flagship type	Franchisee-owned and franchisee-operated

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Outside Taiwan

Shonghoya has entered into the mainland Chinese and Hong Kong markets. It currently has reseller customers in China, the Yangyi Company in Guangdong Province, China, and the Jianhe Company in Hong Kong. The business strategy in the China marketplace is to build off of sales made to these two companies as resellers into the Chinese mainland market. After the reseller places an order with Shonghoya, the negative ion sauna is produced by the Shonghoya OEM manufacturer in Taiwan, and then they are sold as private label products to these two distributors.

The Company is currently negotiating for cooperation opportunities in Malaysia and Singapore. The current plan is to find agents or distributors in Malaysia and Singapore to import our products into those markets, that will use our products and provide them under their own local brand names.

As part of its sales efforts for entry into markets other than Taiwan, the Company participates in relevant conventions for marketing in various countries. The themes of these conventions include beauty exhibitions, biotechnology exhibitions and health and wellness exhibitions.. The Company recently participated in and plans to participate again in the upcoming conventions post-funding, including the 2017 World Trade Fair, the 2018 Shanghai Beauty Expo, the 2018 Hangzhou Beauty Expo, and the 2022 China Health and Wellness Exhibition

Impact of the COVID-19 Pandemic on Our Business

The COVID-19 pandemic has prompted national, regional, and local governments, including those in the markets that the Company operates in, to implement preventative or protective measures to control its spread As a result, there have been many disruptions in business operations around the world, with an impact on our business.

Because the pandemic continues in different parts of the world and in different ways, the Company continues to actively monitor its operations and sales efforts and will make adjustments to its operations as necessary.

Corporate Information

Our executive offices are located at 4F.-5, No. 3, Songjiang Rd., Zhongshan Dist., Taipei City 104 , Taiwan (R.O.C.). Our telephone number is +886-2-25181800. Our website address is https://www.shonghoya.com/. The information on our website is deemed not to be incorporated in this prospectus or to be part of this prospectus.

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THE OFFERING

Common stock offered:	[4,000,000] shares.

Common stock to be outstanding after this offering:	[45,504,267] shares

Offering:	The offering and sale of the shares offered hereby will be made from time to time, by an officer of the Company. There is no minimum number of shares that must be sold by the Company for it to be able to sell any of the shares. There is no assurance that any of the offered shares will be sold.

Subscriptions:	Sales will be made by an investor submitting a subscription agreement, which the Company may accept or reject in its discretion. Subscriptions will be accepted on a rolling basis. Sales will be made at market prices or negotiated prices, for cash only.

No escrow of proceeds, no minimum amount:

Proceeds from the sale of any of the offered shares, if concluded, will not be placed in escrow; rather they will be deposited into the general accounts of the Company and available for use upon deposit.

This offering is made on a rolling basis with no minimum amount having to be raised. Therefore, early investors will participate in the offering with no assurance that a sufficient amount of shares will be sold for the Company to fully implement its business plan.

Shares will be issued in book entry format only, and share account statements will be sent by our transfer agent to investors in due course after a subscription is accepted and payment for the subscription is received.

Use of proceeds:	The offering is on a best-efforts, no minimum basis. There is no assurance that we will raise any funds from the offering or sufficient funds to sustain our business plan and operations. We intend to use the cash net proceeds from this offering for working capital and other general corporate purposes. These proceeds will be used in part to pay the salaries of our senior executives, who therefore will indirectly benefit from the offering. The persons involved in the sale of the securities offered hereby will not be specifically rewarded for their sales efforts in accordance with the regulations of the Securities and Exchange Commission. See “Use of Proceeds.”

Risk factors:	You should read the “Risk Factors” section of this prospectus beginning on page 10 for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.

Trading symbol:	SNHO

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes statements that express our opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements.” All statements other than statements of historical facts contained in this prospectus may be forward-looking statements. These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “continues,” “anticipates,” “expects,” “seeks,” “projects,” “intends,” “plans,” “may,” “will,” “would” or “should” or, in each case, their negative or other variations or comparable terminology. They appear in a number of places throughout this prospectus, and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies, future acquisitions and the industry in which we operate.

These forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other factors that could cause our actual results of operations, financial condition, liquidity, performance, prospects, opportunities, achievements or industry results, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or suggested by, these forward-looking statements. These forward-looking statements are based on assumptions regarding our present and future business strategies and the environment in which we operate. Important factors that could cause those differences include, but are not limited to:

●	our business prospects, our expansion plans, and the prospects of our existing and prospective customers;

●	the impact on our business and that of our customers of the current and future response by the government and business to the COVID-19 pandemic;

●	the overall impact of the COVID-19 pandemic on the business climate in our industry and the willingness of our customers to undertake projects in light of economic uncertainties;

●	the inherent uncertainty of product development and customer acceptance of the products, including the understanding of and realizing on the wellness benefits of our products;

●	regulatory requirements and legislative developments related health and wellness claims for our products, safety requirements, packaging, and sales;

●	competitive pressures in the wellness and spa industries, in the countries in which we sell our products and operate;

●	the ability to effectively operate our business, including servicing our existing customers and obtaining new business, and expanding into new markets and diverse countries and methods of selling product;

●	our relationships with our customers, distributors, franchisees and suppliers;

●	the continuation of normal payment terms and conditions with our customers, distributors, franchisees and suppliers, including our ability to obtain advance payments from our customers;

●	the continuation of normal supply of products from our suppliers so that our products may be manufactured, packaged and shipped in a timely manner, in the quantities as ordered;

●	changes in our business strategy or development plans, including our expected level of capital expenses and working capital;

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●	our ability to attract and retain qualified personnel;

●	our ability to raise equity and debt capital to fund our operations and growth strategy, including possible acquisitions;

●	our ability to identify, complete and integrate potential strategic acquisitions;

●	future revenue being lower than expected; and

●	our intention not to pay dividends.

These factors should not be construed as exhaustive and should be read with the other cautionary statements in this prospectus.

Although we base these forward-looking statements on assumptions that we believe are reasonable when made, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and industry developments may differ materially from statements made in or suggested by the forward-looking statements contained in this prospectus. The matters are discussed, in part, under “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and elsewhere in this prospectus could cause our actual results to differ significantly from those contained in our forward-looking statements. In addition, even if our results of operations, financial condition and liquidity, and industry developments are consistent with the forward-looking statements contained in this prospectus, those results or developments may not be indicative of results or developments in subsequent periods.

In light of these risks and uncertainties, we caution you not to place undue reliance on these forward-looking statements. Any forward-looking statement that we make in this prospectus speaks only as of the date of such statement, and we undertake no obligation to update any forward-looking statement or to publicly announce the results of any revision to any of those statements to reflect new information, future events or developments, except as required by applicable law. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless specifically expressed as such, and should only be viewed as historical data.

MARKET AND INDUSTRY DATA

Unless otherwise indicated, information contained in this prospectus concerning our industry, competitive position and the markets in which we operate is based on information from independent industry and research organizations, other third-party sources and management estimates. Management estimates are derived from publicly available information released by independent industry analysts and other third-party sources, as well as data from our internal research, and are based on assumptions we made upon reviewing such data, and our experience in, and knowledge of, such industry and markets, which we believe to be reasonable. In addition, projections, assumptions and estimates of the future performance of the industry in which we operate and our future performance are necessarily subject to uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

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RISK FACTORS

Investing in our common stock involves significant risks. Certain factors may have a material adverse effect on our business, financial condition, and results of operations. You should carefully consider the risks and uncertainties described below, in addition to other information contained in this prospectus, including our consolidated financial statements and related notes. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we currently believe are not material, may also become important factors that adversely affect our business. If any of the following risks actually occurs, our business, financial condition, results of operations, and future prospects could be materially and adversely affected. In that event, the trading price of our common stock could decline, and you could lose part or all of your investment.

Risks Relating to Our Business

Although we have been profitable, as we expand, we may incur losses. For the fiscal year ended December 31, 2021, as a result of the operations of our subsidiary in Taiwan, the Company has had overall profitability. However, there is no assurance that the profitability will continue, as we expand our business. Business expansion typically requires increased investment, adding employees, and expanding inventory, among other things. These and other operational requirements will increase our expenses, and may reduce our profits. If the Company is unable to maintain its current profitability, there is the possibility that you may lose all or part of your investment.

The Company’s financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern that contemplates the realization of assets and liquidation of liabilities in the normal course of business. As a result of adjusting our accounting to satisfy the GAAP reporting requirements, we may show a financial loss. This may have an adverse impact on our financial condition and the perception of investors about the business and operations. It may make it difficult to sell the securities offered in this offering.

Our principal stockholder has funded our operations in the past, but is not required to do so going forward. In the past our Chairman who is also a significant stockholder has provided funding to build the business and fund operations. The Chairman does not have any obligation to provide funding to the Company for any purpose. It is possible, however, if the Company requires financing that the Chairman will provide some or all of the required funds, which will be provided on commercial terms.

We have a limited operating history. The Company, with its wholly owned subsidiary, has had limited operations upon which an evaluation of the Company can be based. Our marketing and operational plans depend on the acceptance of customers understanding and accepting the special nature and benefits of our ion technology. Our operations and, more significantly our expansion plans, are dependent upon raising funds and successfully executing our business plan. The likelihood of our success must be considered in the light of the challenges, both expected and unexpected, frequently encountered in connection with starting and expanding a new business. We may be unable to adjust spending in a timely manner to compensate for unexpected costs, delayed expansion plans, and any shortfalls in any expected revenue. Any such losses and shortfalls will have an adverse impact on our operating results and financial condition which could cause investors to lose all or a substantial part of their investment.

The company’s ability to expand its operations will depend upon the company’s ability to raise significant additional financing as well as to generate continuous income stream. Developing our business will require significant capital in the future. To meet our capital needs, we expect to rely on our cashflow from operations and, potentially, third-party financing. Third-party financing may not, however, be available on terms favourable to us, or at all. Our ability to obtain additional funding will be subject to various factors, including market conditions, our operating performance, lender sentiment and our ability to incur additional debt. These factors may make the timing, amount, terms and conditions of additional financings unattractive. Our inability to raise capital could lead to a slowdown in our growth.

We expect our quarterly financial results to fluctuate. We expect our net sales and operating results to vary from quarter to quarter due to a number of factors, including changes in:

●	General economic conditions;

●	The demand for our services;

●	Our ability to retain, grow our business and attract new clients;

●	Administrative costs;

●	Advertising and other marketing costs;

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As a result of the variability of these and other factors, our operating results in future quarters may be below the expectations of public market analysts

Operational Risk of Our Business

The Covid-19 pandemic may have adverse effects on our business. The government, public institution and other organizations response to the Covid-19 pandemic has been disruptive to all businesses, including our business. As a result of the responses, businesses have had to shut down, put in place extra safety measures, and restrict various activities or other actions to combat its spread, such as bans on travel or transportation, limitations on the size of gatherings, cancellation of events and conferences and meetings, and quarantines and lock-downs. These have hurt our sales efforts to expand our business, disrupted our supply chain of components for or products, packaging and timely contract fulfillment to our customers. Each and all of these factors may ultimately have an adverse impact on our business and our efforts to expand our products, services and number of locations. We may suffer adverse economic results as a consequence of the Covid-19 response and knock-on effect.

On the other hand, the Covid-19 pandemic has encouraged attention to be paid to health and wellness products, especially on an individual basis. We believe that we have experienced improved sales and increased interest in our products and services as a result. However, there can be no assurance that this interest will be sustained as persons adjust to the continued presence of the many Covid virus variations and populations and country responses learn to live with its presence.

Supply of certain raw materials are limited, which may adversely impact our ability to manufacture and supply our products. The source of our Tourmaline mineral, essential to the current manufacture of our related ion beneficial products is limited in its sources and quantity. The current essential product was mined in Dekiyama, Aichi Prefecture, Japan, which has banned mining of the mineral. The Company is currently trying to negotiate with the Japanese government to agree to reopen the mines and permit mining. So far, the Japanese government has not agreed to start negotiations, and even if there are negotiations, there is no assurance that they will be successful in allowing the supply to again continue so as to permit the Company to obtain the Tourmaline. However, if the Japanese government does not agree, the raw material of the negative ion sauna may face a shortage, and ultimately, it will no longer be able to produce negative ion saunas. Thus, the Company may suffer irreversible cessation of revenues and losses that cannot be made up by other products or saunas based on other negative ion minerals.

Our Chairman holds a supply of the Japanese Tourmaline mineral, but the quantity is limited. Our Chairman secured a supply of the Japanese Tourmaline mineral used on our products, which she makes available to the manufacturers of our sauna products that use the mineral. The supply is ultimately limited, although currently the company believes she holds a sufficient quantity to satisfy production requirements for a substantial number of years in the future.

If its current sources of negative ion mineral are permanently ended, the Company may not be able to find other sources of similar minerals that offer the same negative ion properties. The main raw materials and functions of negative ion saunas are derived from energy-rich ores. There are countries all over the world that can mine such ores that we believe produce similar mineral products and have similar effects to the Japanese Tourmaline that we currently use. As we attempt to source other minerals with the same benefits and adjust our products to the extent necessary, the Company faces vigorous competition from companies throughout the world to source the same minerals, including large multinational health and wellness companies. Some established competitors have greater resources and better accessibility than us, therefore they are able to adapt quickly to changes in product formulations and construction and customer requirements and reach customers more easily. If Shonghoya is unable to locate alternative sources of negative ion minerals and to continue to compete effectively on a global basis, it could have an adverse impact on our business, results of operations and financial condition.

Cost sensitivity. Our profitability is sensitive to price increases in raw materials, labor, shipping and other operating costs. Unfavorable trends or developments related to inflation, raw material supply, labor and employee benefit costs, including increases in hourly wage and minimum unemployment tax rates, rent increases resulting from the rent escalation provisions in our leases, and the availability of employees may also adversely affect our results. We expect the current inflationary environment to have an impact on our costs. There is no assurance that we will be able to raise our prices to cover our costs at our current profit margins. Therefore, we may suffer a profitability loss or an overall loss on our operations.

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We do not have long term supply contracts for the supply of our raw materials and service requirements for our products. Generally, we operate without long term supply and manufacturing contracts with our suppliers. We believe we have alternative sources for most of our raw materials, other than the negative ion ores. If any of our current suppliers fails to provide the our requirements, and there is no alternative suppliers, our business will suffer disruption, and we would experience a revenue shortfall. In the worst case, we may not be able to continue to manufacture and offer certain products, with a permanent reduction in offerings and therefore revenues.

Currently we rely on a single source for the manufacture of certain of our products. Currently, the Company has only one ODM manufacturer for the negative ion sauna products that we produce and use on our branded wellness spas and sell to others. We believe we have prepared other manufacturers so that we can change over or expand manufacturing with these other companies, if there is a problem with our current ODM manufacturer. However, a change in the short haul would take a certain amount of time and re-adjustment to our supply chain and delivery schedules. A disruption may be harmful to our financial condition, which, however, we believe would be short term.

Competition from both large, established industry participants and new market entrants may negatively affect our current and future results of operations. We face competition from companies throughout the world, including large multinational health and wellness companies. This competition is generally in the range of consumer wellness products. Most of these established competitors have greater resources and better accessibility to raw materials, more extensive market penetration, and brand awareness than the Company, and they are able to adapt quicker to changes in customer requirements and reach customers easier from all over the globe. We also face competition from local operations and products, that have niche market attractiveness. Our brand is still in its early stages of being more widely known and consumers must be educated as to our products and the wellness aspects of our products. If we are unable to attract brand notice and a consumer following, we will not be able to continue to compete effectively on a local, and indirectly on a global basis, it could have an adverse impact on our business, results of operations and financial condition.

The Taiwanese spa operations business segment is competitive. In additional to the more general competition we face from larger, international companies, we believe there are two principal competitors in Taiwan with similar product and business models to those of the Company. We constantly monitor their products and services, and attempt to answer the competition they engender. Our main means of competing with the these Taiwanese companies is through superior brand perception and awareness, the distinctness of our products and services and our research and product development that generates new and superior products and services. If we are unable to meet our local competition, we will suffer a decline in product and service appeal, and therefore, we will suffer revenue loss.

The success of our business will depend upon our ability to create brand awareness. The market for health, wellness and beauty products is a very competitive industry. There are many well-known international and local brands leading the industry. Our ability to compete effectively and generate revenue will be based upon our ability to create awareness for products and services that are distinct from those of our competitors. Advertising, packaging and labeling of such products and services are be limited by various regulations. We believe that based upon our research our products and services promote health and wellness benefits. Our success will depend upon our ability to convey this to consumers.

Changes in customer expectation in our industry and market may materially affect the results of our operations. As a consumer product oriented company, the risk of not meeting our customer expectations may result in a loss of customer confidence or interest in our products and services, and consequently, a loss of market share. Therefore, it is necessary to regularly survey our customers, formally or informally, monitor product and service uptake, and then we must adjust our products to satisfy demand. If we fail to keep abreast of what the customers demand, we will likely have lower sales revenue and lose market share.

Product quality in the health and wellness market is important to the success of our Company. If we fail to manufacture and sell products of a minimum quality level and fail to provide services that the consumer perceives of value to their health and wellbeing, our sales are likely to be negatively impacted. We believe that the Company success depends on the high quality, safe and hygenic products and services such as we believe we provide. If the Company does not meet the quality, safety and hygenic requirements of the industry and customers, customers will turn to alternative products and services, and our Company brand and sales will be adversely impacted and our revenues will decline.

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Claims related to product liability. We may receive complaints from consumers regarding ill effects allegedly caused by our products. These claims may result in monetary damages payable to persons that have had adverse reactions to our products. Also, these claims may result in adverse publicity. Either of these outcomes could seriously harm our business, our business reputation, brand, sales and results of operations. Although we maintain product liability insurance and general commercial liability insurance, our coverage may not be sufficient to cover the cost of defense or related damages in the event of a significant product liability claim.

Claims related to our product assertions. Our products are sold as health and wellness products, which will provide general benefits to our customers. Consumers and other consumer groups often challenge health and wellness type claims. The law in the area of what is natural, healthy and providing wellness benefits and the other aspects of our marketing of our products is not settled and, in most cases, not statutory. There generally is a lack of clarity in the laws of the jurisdictions in which we operate or sell our products, including whether or not they are even regulated beyond general consumer product regulations. It is possible, that in addition to the usual consumer product regulation, we may be subject to various other rules and regulations our advertising and claiming health and wellness benefits, which may cause us to pay monetary damages, change our advertising and product claims or change our products. Any of these actions may result in adverse consequences to our operations, our product placement and results of operations.

We must follow general regulation for consumer, externally used products. We believe that our products must only follow the regulation that applies generally to beauty products that are used externally on the human body. These include product notification to the Taiwan Food and Drug Administration, proper product and ingredient descriptions, proper labeling, and safe manufacturing and, generally, products that do not result in harm. If we fail to follow applicable regulation, our products may be illegal, we may be required to notify consumers and to withdraw products from the market. We may be liable for harm to users of our products. Aspects of the cosmetic regulation in Taiwan are intended to make it easier for the consumer to hold a company liable for its products. If any of the foregoing happens, we expect to have an adverse impact on our brand, our business generally and our financial condition and future ability to operate successfully.

A decline in general economic condition could lead to reduced consumer demand and could negatively impact our business operation and financial condition, which in turn could have a material adverse effect on our business, financial condition and results of operations. Our operating and financial performance may be adversely affected by a variety of factors that influence the general economy. Consumer spending habits, including spending for the health and wellness products and services we provide, are affected by, among other things, prevailing economic conditions, levels of unemployment, salaries and wage rates, prevailing interest rates, income tax rates and policies, consumer confidence and consumer perception of economic conditions. In addition, consumer purchasing patterns may be influenced by consumers’ disposable income. In the event of an economic slowdown, consumer spending habits could be adversely affected and we could experience lower net sales than expected on a quarterly or annual basis which could have a material adverse effect on our business, financial condition and results of operations.

Because our business and product marketing plans only have been successful in Taiwan, a single, limited market, they may not be successful in other country markets as we expand into different countries and markets. Part of our business plan is to expand into additional countries, mostly in the Asia-Pacific rim markets. Just because our products have been accepted in the Taiwan market, does not mean they will be accepted in new markets. We are likely to have to adjust our marketing strategies and messaging to develop brand and obtain consumer attention. We will have to comply with local regulation and translate our marketing materials, packaging and instructions accordingly. We also believe that our ability to expand our business is dependent upon our raising capital and generating cash flow that is sufficient to fund increased operations. Our business and product marketing plans may not be successful in achieving growth in our business, operating at a larger scale, and generating revenues and profit. We have no arrangements in place for sufficient financing to be able to fully implement our business plan. If we are unable to continue as planned currently, we may have to curtail or modify some or all of our business plan and operations. In such case, investors may lose all or a portion of their investment.

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Risk of early termination of our Taipei, Taiwan based health and wellness center agreements. A number of our health and wellness center agreements provide that the third party landlords may terminate the occupancy agreement prior to its expiration date. In some cases, we must be provided with advance notice, and we will be compensated with respect to our build-out expenses and the earnings lost because of such termination. While we always attempt to negotiate the best deal we can in this regard, we may not be able to successfully negotiate a termination fee in any of our future agreements or that any amounts we might receive in connection with a termination may not accurately reflects the economic value of the assets we would be leaving behind. In addition, in the event of certain terminations of an occupancy agreement, even if we have the right to a termination payment, we could receive no compensation with respect to build-out expenditures and lost revenues we have incurred where the landlord is bankrupt or otherwise insolvent. We also attempt to obtain terms in our occupancy agreements that protect us if the lessor’s lender forecloses and takes over the property in question. However, we cannot always obtain such protective “non-disturbance” terms. In the event that the lender to a venue owner under an agreement where no such non-disturbance term is included forecloses on that property, our agreement could be terminated prior to the expiration of its term. In such case, in addition to the loss of income from that health and wellness center, we could lose the residual value of any investment we made to build out that facility.

The safety and effectiveness of our services, and possible future products, are not subject to clinical testing. The safety and effectiveness of our services, and possible future products, are not subject to clinical testing, The various governmental regulatory bodies overseeing the promotion and sale of our class of products and services in our target markets have not verified any of what we believe to be the positive health benefits that we attribute to these products and services. Any claim of health or wellness benefits that we make with respect to our products and services has not been independently substantiated. Therefore, in sum, the benefits we believe are produced from our products and services may not be produced, and the positive health benefits that we ascribe to them may not be present or realized by our customers. If our products and services are deemed not be safe or effective, or if these products and services are clinically tested and found not to provide the health and wellness benefits that we ascribe to them, this could have material adverse effects on our business, revenues, operating results and prospects, resulting in a possible failure of our business and a loss of investment.

Corporate Governance and Control Risks.

Due to the fact that a small number of shareholders currently own a large percentage of the Company’s voting shares, future investors will have minimal influence over shareholder decisions. Existing management has significant share ownership in the Company, and they will retain control of the Company in the future. As a result of such ownership concentration, our sole officer and director will have significant influence over the management and affairs of the Company and its business. The single shareholder and director will also exert considerable, ongoing influence over matters subject to shareholder approval, including the election of directors and significant corporate transactions, such as a merger, sale of assets or other business combination or sale of the Company. This concentration of ownership may have the effect of delaying, deferring, or preventing a change in control, impeding a merger, consolidation, takeover or other business combination involving us, or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of the Company, even if such a transaction would benefit other shareholders.

We lack risk management methods, therefore our business, reputation and financial results may be adversely affected. We currently do not have methods to identify, monitor and manage risks with respect to our wellness and beauty products and services business. If any of such risks were to materialize, our business, reputation, financial condition and operating results could be materially and adversely affected. In addition, our insurance policies may not provide adequate coverage.

Compliance with changing regulation of corporate governance and public disclosure will result in additional expenses. Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 and related SEC regulations, have created uncertainty for public companies and significantly increased the costs and risks associated with accessing the public markets and public reporting. Our management team will need to invest significant management time and financial resources to comply with both existing and evolving standards for public companies, which will lead to increased general and administrative expenses and a diversion of management time and attention from revenue generating activities to these compliance activities.

Our officers and directors lack experience in the reporting and disclosure obligations of publicly-traded companies. The lack of reporting and disclosure experience may impair our ability to maintain effective internal controls over financial reporting and disclosure controls and procedures, which may result in material misstatements to our financial statements and an inability to provide accurate financial information to our stockholders. Consequently, our operations, future earnings and ultimate financial success could suffer irreparable harm due to our Officers’ and Director’s ultimate lack of experience in our industry and with publicly-traded companies and their reporting requirements in general. We also do not have many persons in our organization to be able to fully implement a full set of controls and procedures, and therefore, we expect to have to report certain in adequacies from time to time in our controls and procedures over financial reporting and preparation of our financial statements and filings with the SEC.

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Our internal controls may be inadequate, which could cause our financial reporting to be unreliable and lead to misinformation being disseminated to the public. Our management is responsible for establishing and maintaining adequate internal control over our financial reporting. As defined in Exchange Act Rule 13a-15(f), internal control over financial reporting is a process designed by, or under the supervision of, the principal executive and principal financial officer and effected by the board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes those policies and procedures that: pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company; provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and/or directors of the Company; and provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements. Investors relying upon this misinformation may make an uninformed investment decision. If we could not provide reliable financial reports, our business and operating results could be harmed, investors could lose confidence in our reported financial information. This could result in the trading price of our common stock to drop significantly and result in a loss of some or all of your investment.

Our success depends substantially on the continuing efforts of our senior executives and other key personnel, and our business may be severely disrupted if we lose their services. Our future success depends upon the continued services of our senior executives and other key employees. If one or more of our senior executives or key employees are unable or unwilling to continue in their present positions, it could disrupt our business operations, and we may not be able to replace them easily or at all. In addition, competition for senior executives and key personnel in our industry is intense, and we may be unable to retain our senior executives and key personnel or attract and retain new senior executives and key personnel in the future, in which case our business may be severely disrupted. In addition, our ability to compete effectively with other companies is materially dependent upon the patents and other intellectual property we use under license, which are owned by the founder, Wen-Chun, Chen. If we lose this key person, it may have an adverse effect on our business.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in Taiwan against us or our management named in the prospectus based on foreign laws. We are a company incorporated under the laws of the Nevada, but we conduct substantially all of our operations in Taiwan and to a lesser extent in China and Hong Kong. Substantially all of our assets are located in Taiwan. In addition, all our senior executive officers reside within Taiwan for a significant portion of the time. As a result, it may be difficult for you to effect service of process upon us or those persons inside Taiwan. It may also be difficult for you to enforce in U.S. courts judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors as none of them currently resides in the United States or has substantial assets located in the United States. In addition, there is uncertainty as to whether the courts of Taiwan would recognize or enforce judgments of U.S. courts against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state.

The recognition and enforcement of foreign judgments are provided for under the Taiwan Civil Procedures Law. Taiwan courts may recognize and enforce foreign judgments in accordance with the requirements of the Taiwan Civil Procedures Law based either on treaties between Taiwan and the country where the judgment is made or on principles of reciprocity between jurisdictions. Taiwan does not have any treaties or other forms of written arrangement with the United States that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the Taiwan Civil Procedures Law, the Taiwan courts will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of Taiwan laws or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a Taiwan court would enforce a judgment rendered by a court in the United States.

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Intellectual Property Risks.

Certain of our IP is held by our Chairman and our use is governed by a formal, written license. The patents and certain of the other IP that we use in the manufacturing of our products is used on the basis of an right to use under a license agreement that we have with our Chairman. Other than the license agreement, we have no other formal, written agreement that sets forth our right to use or our ownership of the intellectual property deployed by the Company in its products and services at this time. It is possible that this agreement may be cancelled at any time for our breach of its terms. We, therefore, may not be able to manufacture certain of our products, in which case our business may have to be terminated or otherwise curtailed. Alternatively, we may have to purchase some or all the rights to use the intellectual property, and we are unable to indicate at this time what the cost or conditions may be. In that case, we will have to make the business judgment of either expending a substantial sum of money, submitting to a restrictive license or curtailing our business. The agreement also does not provide for the ownership by the company of any company developed intellectual property, thus it is likely that such developed intellectual property will belong to the Chairman. We also may have difficulty in enforcing our rights against third parties that infringe on the rights we believe we have in respect of our products, and we may have to rely on the Chairman for enforcement of our rights. Until we have a formal license, our business faces a significant uncertainty as to its ability to continue as an operating business at any time in the future, with the consequence to our investors of losing all or a part of their investment value.

We may not be able to protect our trademarks and other proprietary rights and our failure to so protect those marks and rights would have a material adverse effect on our business, operations, prospects and financial condition. We believe that the SHONHOYA logo and related trademarks and other proprietary rights that we use in our business are important to our success and our competitive position. Accordingly, we devote substantial resources to the establishment and protection of our trademarks and proprietary rights. However, the actions taken by us may be inadequate to prevent imitation of our products and concepts by others.

Our ability to implement our business plan depends upon the scope of our intellectual property rights and not infringing upon the intellectual property rights of others. The validity, enforceability and commercial value of these rights are highly uncertain. Our ability to compete effectively with other companies is materially dependent upon the proprietary nature of our technologies. Although we presently have the right to several patents and we hold trademarks in Taiwan, we also rely upon trade secrets to protect our bundled technologies and products.

Third parties may seek to challenge, invalidate, circumvent or render unenforceable any patents or proprietary rights owned or licensed by us in the future based upon, among other things:

●      subsequently discovered prior art (earlier publications which show the invention is not new or the invention is obvious thus invalidating the patent);

●       lack of entitlement to the priority of an earlier, related application; or

●      failure to comply with the written description, best mode, enablement or other applicable requirements. In general, we are at risk that:

●      patents may be granted to other persons in the United States or in foreign jurisdictions with respect to the patent applications filed by us;

●       patents issued to us may not provide commercial benefit to us and

●       patents issued to us may be infringed, invalidated, or circumvented by others.

Although we intend to generally conduct a cursory review of issued patents prior to engaging in research or development activities, we may be required to obtain a license from others to commercialize any of our new products under development. If patents which cover our existing or new products are issued to other companies, there can be no assurance that any necessary license could be obtained by us upon favorable terms or at all.

There can be no assurance that we will not be required to resort to litigation to protect our future patented technologies and other proprietary rights or that we will not be the subject of additional patent litigation to defend our existing and proposed products and processes against claims of patent infringement or any other intellectual property claims. Such litigation could result in substantial costs, diversion of management’s attention, and diversion of our resources.

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We intend to protect our trade secrets, including the processes, concepts, ideas and documentation associated with our technologies, through the use of confidentiality agreements and non-competition agreements with our employees, and with other parties to whom we may divulge such trade secrets. If our employees or other parties breach our confidentiality agreements and non-competition agreements or if these agreements are not sufficient to protect our technology or are found to be unenforceable, our competitors could acquire and use information which we consider to be our trade secrets and we may not be able to compete effectively. Most of our competitors will have substantially greater financial, marketing, technical and manufacturing resources than we have and we may not be profitable if our competitors are able to take advantage of our trade secrets.

We may decide for business reasons to retain certain knowledge which we consider proprietary as confidential and elect to protect such information as a trade secret, as business confidential information or as knowhow. In that event, we must rely upon trade secrets, know-how, confidentiality and non-disclosure agreements and continuing technological innovation to maintain our competitive position. There can be no assurance that others will not independently develop substantially equivalent proprietary information or otherwise gain access to or disclose such information.

If the protection of trademark, brands and other proprietary rights is inadequate, we could lose our proprietary rights and experience a loss of revenues. We rely on a combination of copyright, trademark, trade dress and trade secret laws, employee and third-party non-disclosure and invention assignment agreements and other methods to protect our proprietary technology. Despite these precautions, it may be possible for unauthorized third parties to obtain and use information that we regard as proprietary. In addition, the laws of some foreign countries do not protect proprietary rights to the same extent as do the laws of the United States. There can be no assurance that the steps taken by us to protect our proprietary rights will be adequate or that third parties will not infringe or misappropriate our trademarks, copyrights and similar proprietary rights. If we resort to legal proceedings to enforce our IP rights, those proceedings could be expensive and time-consuming and could distract our management from our business operations.

Intellectual property claims against us can be costly and could impair our business. We cannot predict whether third parties will assert claims of infringement against us, or whether any future assertions or prosecutions will harm our business. Although we take significant steps to make sure that our products do not infringe on the rights of others, there is always the possibility that another person or company may assert that we infringed on their proprietary rights. If we are forced to defend against any such claims, whether they are with or without merit or are determined in our favor, we may face costly litigation, diversion of management, or product launch delays, any of which could adversely impact our business. As a result of such a dispute, we may have to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may be unavailable on terms acceptable to us, if at all. If there is a successful claim of intellectual property infringement against us and we are unable to license the infringed or similar IP on a timely basis, our business could be impaired.

Risks Related to Our Common Stock

Our common stock price may be volatile and may decrease substantially. The trading price of our common stock has fluctuated substantially, and we expect that it will continue to do so. The price of our common stock in the market on any particular day depends on many factors including, but not limited to, the following:

●	price and volume fluctuations in the overall stock market from time to time;

●	investor demand for our shares;

●	significant volatility in the stock market price and trading volume of companies in the health, wellness and beauty industry;

●	variations in our operating results and market conditions specific to our business and the health, wellness and beauty companies against which we might be compared;

●	the emergence of new competitors, new product or new technologies the suggest their products and services are superior to our health and wellness products and services;

●	operating and stock market price performance of other companies that investors deem comparable;

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●	changes in our Board of Directors (the “Board”) or management;

●	sales or purchases of our common stock by insiders, including sales of our common stock issued to employees, directors and consultants under our equity incentive plan which were registered under the Securities Act of 1933, as amended (the “Securities Act”);

●	commencement of, or involvement in, litigation;

●	changes in governmental regulations, in particular those relating to the types of health and wellness products and services that we offer, especially including those related to negative ion products that may arise in the future;

●	actual or anticipated changes in our earnings, and fluctuations in our quarterly operating results;

●	general economic conditions and trends; and

●	departures of any of our key employees.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Due to the potential volatility of our stock price, we may therefore be the target of securities litigation in the future. Securities litigation could result in substantial costs and divert management’s attention and resources from our business.

In addition, if the market for equity stocks of companies in our industry, or the stock market in general, experiences a loss of investor confidence, the market price of our common stock could decline for reasons unrelated to our business, financial condition, or results of operations. If any of the foregoing occurs, it could cause the price of our common stock to fall and may expose us to lawsuits that, even if unsuccessful, could be costly to defend and a distraction to our Board of Directors and management.

Rule 144 contains risks for certain shareholders. From time to time, we issue shares on an unregistered basis, which may be eligible for resale under SEC Rule 144 promulgated under the Securities Act. In the event there are shares outstanding that can be sold under Rule 144, there may be market pressure on our stock.

We do not anticipate paying any cash dividends on our common stock in the foreseeable future. We currently intend to retain our future earnings, if any, for the foreseeable future, to repay indebtedness and to fund the development and growth of our business. We do not intend to pay any dividends to holders of our common stock in the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of our Board taking into account various factors, including our business, operating results and financial condition, current and anticipated cash needs, plans for expansion, any legal or contractual limitations on our ability to pay dividends under our loan agreements or otherwise. As a result, if our Board does not declare and pay dividends, the capital appreciation in the price of our common stock, if any, will be your only source of gain on an investment in our common stock, and you may have to sell some or all of your common stock to generate cash flow from your investment.

The market price of our shares of common stock may be adversely affected by the sale of shares by our management or large stockholders. Sales of our shares of common stock by our officers or senior managers through 10b5-1 plans or otherwise or by large stockholders could adversely and unpredictably affect the price of our common stock. Additionally, the price of our shares of common stock could be affected even by the potential for sales by these persons. We cannot predict the effect that any future sales of our common stock, or the potential for those sales, will have on our share price. Furthermore, due to relatively low trading volume of our stock, should one or more large stockholders seek to sell a significant portion of their stock in a short period of time, the price of our stock may decline.

We may not be able to attract the attention of major brokerage firms or securities analysts in our efforts to raise capital. In due course, we plan to seek to have our common stock quoted on a national securities exchange in the United States. There can be no assurance that we will be able to garner a quote for our common stock on an exchange. Even if we are successful in doing so, security analysts and major brokerage houses may not provide coverage of us. We may also not be able to attract any brokerage houses to conduct secondary offerings with respect to our securities.

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An active, liquid trading market for our common stock does not currently exist and may not develop after this offering, and as a result, you may not be able to sell your common stock at or above the public offering price, or at all. Trading in our common stock has not been regular and in limited volumes when it does trade. There are many day when there have been no trades. An active trading market for shares of our common stock may never develop or be sustained. If an active trading market does not develop, you may have difficulty selling your shares of common stock at an attractive price, or at all. The public offering price for our common stock was determined by us without the input from any investment banking firm or other valuation expert and may not be indicative of prices that will prevail in the open market following this offering. Consequently, you may not be able to sell your common stock at or above the public offering price or at any other price or at the time that you would like to sell. An inactive market may also impair our ability to raise capital by selling our common stock and may impair our ability to expand our business by using our common stock as consideration in an acquisition.

Risks Related to this Offering

Without a successful offering, we may not be able to fully implement our business plan. We need to sell the shares of common stock being offered in this offering in order to fully fund and implement our business plan of expanding our marketing generally, develop new and improved product offerings, and entry into other additional markets in China, Hong Kong and Southeast Asia. If we do not sell a sufficient number of shares, we may have to curtail aspects of our business plan or abandon them altogether. Revising the business plan may result in our not being able to continue in business as planned. Investors may lose value in their investment as a result of adjustments and curtailment of our business plans.

This offering is being made without an underwriter; therefore, it is possible that we will not sell any or all the shares offered. The offering is self-underwritten. This means we will not engage the services of an underwriter to sell the shares. We intend to sell the shares through the efforts of one of our officers, and we will not pay him any commissions. Without the services of a professional finance firm, it is possible that we will not sell all the shares offered. If we do not sell the full number of shares being offered, we may have to modify our business plan, which may adversely affect our financial condition.

This offering is being made without any escrow of investor funds or provisions to return funds. When investors purchase our common stock, the purchase price will not be placed in any escrow account and will become a general asset of the Company. There is no minimum offering amount. Sales will be made on a rolling basis. There are no investor protections for the return of invested monies.

Because there is no minimum offering requirement, early investors in this offering bear a disproportionate risk of the Company being able to implement its business plan on the basis of shares actually sold. This offering is made on a rolling basis with no minimum amount having to be raised. Therefore, early investors will participate in the offering with no assurance that a sufficient amount of shares will be sold for the Company to fully implement its business plan. If an insufficient number of shares are sold in this offering, we may have to limit the extent to which we will be able to implement our business plan, but investors will not be able to get their investment funds back.

Our officers will have broad discretion in the use of proceeds from this offering. Although we intend to use the net cash proceeds from this offering for working capital and other general corporate purposes, the use of any cash funds received can be changed by management at any time. The amount allocated to a use also may be changed depending on management’s determination about the best use of the funds at a particular time. Therefore, investors must rely entirely on the business judgment of management in the use of the offering proceeds and to determine how and what portions of the business plan will be implemented.

We are selling a substantial number of shares of our common stock in this offering, which could cause the price of our common stock to decline. In this offering, we will sell up to 4,000,000 shares of common stock. This sale and any future sales of a substantial number of shares of our common stock in the public market, or the perception that such sales may occur, could adversely affect the price of our common stock. We cannot predict the effect, if any, that market sales of those shares of common stock or the availability of those shares of common stock for sale will have on the market price of our common stock.

Because this is a continuous offering, at the market, from time to time, the availability of shares being sold by the Company may have a downward pressure effect on the price of our common stock. Therefore, persons that purchase shares of common stock earlier in the offering may pay more per share than those buying shares later in the offering period.

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You will incur immediate dilution in the net tangible book value of the shares you purchase in this offering. The public offering price of our common stock is higher than the net tangible book value per share of outstanding common stock prior to completion of this offering. Based on our pro forma net tangible book value as of December 31, 2021, and giving further effect to the issuance and sale of 4,000,000 shares of common stock by us at the public offering price of $.50 per share, if you purchase our common stock in this offering, you will suffer immediate dilution of approximately $0.42 per share in net tangible book value. Dilution is the amount by which the offering price paid by purchasers of our common stock in this offering will exceed the pro forma as adjusted net tangible book value per share of our common stock upon completion of this offering.

USE OF PROCEEDS

The offering is on a best-efforts, no minimum basis. There is no assurance that we will raise any funds in this offering. Additionally, there is no assurance that we will raise enough funds that will be sufficient to fund our business plan to the degree we believe we need new equity funding.

We intend to use the cash net proceeds from this offering for working capital and other general corporate purposes, generally for implementing our overall business plan, which includes a number of elements to expand our marketing, development of products and entering new markets, and generally sustaining our business. The proceeds also will be used in part to pay the salaries of our senior executives, who therefore will indirectly benefit from the offering.

MARKET FOR OUR COMMON STOCK

Prior to this offering, the shares of our common stock were quoted on the Pink Sheets of the OTC Market. Trading on this market has been infrequent and limited in volume, therefore the prices at which such transactions occurred may not necessarily reflect the price that would be paid for our common stock in a more liquid market. The closing price of a share of our common stock on the OTCPinks market, on May 12, 2022, the last date on which there was a trade, was $ .35. Previously, during the period April to May 2022, our common stock traded 30 of the trade days in that period at closing prices ranging from $.16 to over $1.00.

Notwithstanding the limited market, this offering is being made on a continuous basis at market prices from time to time.

As of May 12, 2022, there were approximately 191 record holders of our common stock, not including those shares held in CEDE & Co (DTC) in nominee names.

PLAN OF DISTRIBUTION

The common shares being offered by an officers, and directors of Shonghoya International Group Inc. on a self-underwritten, best-efforts basis, with no minimum. They will not receive any commission from the sale of any shares and will also not register as a broker-dealer pursuant to Section 15 of the Securities and Exchange Act of 1934 in reliance upon Rule 3a4-1, which sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer’s securities and not be deemed to be a broker-dealer. These conditions included the following:

●	None of the selling persons are subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Exchange Act, at the time of participation;

●	None of such persons are compensated in connection with his or her participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;

●	None of the selling persons are, at the time of participation, an associated person of a broker-dealer; and

●	All of the selling persons meet the conditions of paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that they (A) primarily perform or are intending primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities, and (B) are not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve months, and (C) do not participate in selling and offering of securities for any issuer more than once every twelve months other than in reliance on this rule.

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Since the offering is self-underwritten, we intend to advertise and hold investment meetings in various locations where the offering will be registered, and we will distribute this prospectus to potential investors at the meetings and to persons with whom management is acquainted who are interested in the Company and a possible investment in the offering.

We are offering the shares subject to prior sale and subject to approval of certain matters by our legal counsel.

This offering will commence on the date of this prospectus and continue for a period of nine months, unless we sell all the shares prior to that final date. We may terminate this offering at any time, for any reason; thus not selling any or all of the shares offered. There is no minimum number of shares that we are required to sell.

Sales will be made by an investor submitting a subscription agreement, which the Company may accept or reject in its discretion. Subscriptions will be accepted on a rolling basis. Sales will be made at market prices or negotiated prices, for cash only.

We will not escrow any funds received in payment for any of the shares that are sold pursuant to this offering. Any funds received will be immediately deposited into the Company accounts and available for use by the Company for working capital purposes. These funds will be the property of the Company and subject to the claims of creditor, immediately upon deposit with the Company.

Shares will be issued in book entry format only and share account statements will be sent by our transfer agent to investors in due course after a subscription is accepted and payment for the subscription is received.

Notice to Residents in Taiwan

The shares may not be offered or sold by means of any document other than (i) where the privately placed securities are held by persons specified in Article 43-6, paragraph 1, subparagraph 1 of Taiwan Securities and Futures Ordinance and no securities of the same type as said privately placed securities are traded on the centralized securities exchange market or over-the-counter markets, and the securities are transferred to persons of the same qualifications, (ii) where the privately placed securities are transferred to persons conforming to Article 43-6, paragraphs 1 and 2 of Taiwan Securities and Futures Ordinance, at least one full year after the delivery date of the privately placed securities and within three years of said delivery date, subject to the restrictions prescribed by the Competent Authority concerning holding period and trading volume, (iii) where three full years have elapsed since the delivery date, (iv) where a transfer occurs by operation of act or regulation, (v) where it is a direct private transfer of securities not in excess of one trading unit, and the interval between any two such transfers is not less than three months, (vi) where otherwise approved by the Competent Authority. The restrictions on transfers of privately placed securities shall be conspicuously annotated on a company’s share certificates, and shall be stated on the relevant written documentation delivered to the purchaser or its representative. The transfer of the private placement securities is not required to register with R.O.C Financial Supervisory Commission.

Notice to Residents of Hong Kong

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

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Notice to Residents of Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Notice to Residents of Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

DIVIDEND POLICY

Since our inception, we have not paid any dividends on our common stock, and we currently expect that, for the foreseeable future, all earnings, if any, will be retained for use in the development and operation of our business. In the future, our Board may decide, at its discretion, whether dividends may be declared and paid to holders of our common stock.

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CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2021 on a pro forma as adjusted basis giving effect to the completion of this offering at a price of $0.50 per share.

As of December 31, 2021

(All amounts in thousands of USD, except for share and per share data, unless otherwise noted)

	Actual	Pro Forma As Adjusted (1)	Pro Forma As Adjusted with Full Exercise of Over-Allotment Shares
	US$	US$	US$
Shareholders’ Equity
Common Stock; $0.001 par value; 1,800,000,000 shares authorized, 45,504,267 shares issued and outstanding (2)	31,504	14,000	45,504
Additional paid-in capital	7,440,170	3,001,596	10,441,766
Retained earnings	(6,794,084)	-	(6,794,084)
Accumulated other comprehensive income	4,937	-	4,937
Total shareholders’ equity	682,527	3,015,596	3,698,123
Total capitalization	682,527	3.015,596	3,698,123

(1)	Reflects the sale of 4,000,000 shares of common stock in this offering at $0.50 per share, the issuance of 3,000,000 shares of common stock to Ms. Chen the settle her related party debt of $315,596, and, the issuance of 7,000,000 shares of common stock to Ms. Chen for cash.

(2)	The number of our Common Shares had been adjusted retrospectively to reflect the increasing of share capital, including 4,000,000 shares under this offering and 10,000,000 shares issued to Ms. Chen for cash and settlement of her related-party debt.

DILUTION

If you invest in our common stock in this offering, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock immediately after the closing of this offering. Net tangible book value per share represents our total tangible assets less our total liabilities, divided by the number of outstanding shares of common stock. Our net tangible book value of our common stock as of December 31, 2021 was $682,527.

We calculate dilution per share to new investors by subtracting the pro forma net tangible book value per share from the public offering price paid by the new investor. The following table illustrates the dilution to new investors on a per share basis:

Assumed public offering price per share	$0.50
Pro forma net tangible book value per share as of December 31, 2021	0.02
Increase in pro forma net tangible book value per share attributable to this offering	0.06
Pro forma as adjusted net tangible book value per share after this offering	0.08
Dilution in pro forma net tangible book value per share in this offering	0.42

The dilution information discussed above is illustrative only and will change based on the actual price paid by an investor.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

The following tables set forth our summary historical consolidated financial data as of, and for the periods ended on, the dates indicated.

	As of and For the Years Ended
	December 31,
	2021	2020
Statements of Operations and Comprehensive Income (Loss) Data
Net Revenue	$5,520,836	$156,426
Cost of Revenue	$3,131,577	$116,125
Gross Profit	$2,389,259	$40,301
Operating Expenses	$1,455,651	$367,469
Income (Loss) From Operations	$933,608	$(327,168)
Other Income, Net	$259,825	$10,252
Income Tax Expense	$295,488	$-
Net Income (Loss)	$897,945	$(316,916)
Comprehensive Income (Loss)	$913,691	$(326,748)
Net Income (Loss) Per Common Share, Basic and Diluted	$0.03	$(0.03)
Basic and Diluted Weighted Average Common Shares	$31,504,267	$12,599,939

Balance Sheets Data
Working Capital	$(377,705)	$(212,293)
Total Assets	$5,625,195	$2,920,498
Total Liabilities	$4,942,668	$3,185,212
Total Equity (Deficit)	$682,527	$(264,714)

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our consolidated financial statements and related notes and other financial information appearing elsewhere in this prospectus, which include additional information about our accounting policies, practices, and the transactions underlying our financial results. In addition to historical information, this prospectus contains forward-looking information that involves risks and uncertainties. Our actual results could differ materially from those anticipated by such forward-looking information due to the factors discussed under “Cautionary Statements” appearing elsewhere in this prospectus and the risks and uncertainties described or identified in “Risk Factors” in this prospectus.

Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Overview

Shonghoya International Group Inc. is a Nevada company formed April 27, 2005, and was in variety of businesses up until 2013, and then dormant until 2021. The Company changed its name on May 22, 2020, and completed the acquisition of Shonghoya International Trade Co. Ltd (Taiwan), in 2021 as a wholly owned subsidiary. Shonghoya International Trade Co., Ltd. was incorporated under the Taiwan Company Act on March 21, 2017, and it was owned solely by Ms. Wen-Chun Chen, a citizen of Taiwan, until it was contributed to the Company on April 23 2021.

Shonghoya uses the natural elements endowed by nature to heal and relax the body through deep perspiration and bathing of negative ions, so that the tired body and busy mind can return to nature. Our business includes the development and sale of what we believe to be unique negative ion products, and equipment, and we currently operate ten (10) wellness centers, which number we plan to expand in the next year. Our end use customers are located in Asia but principally in Taiwan, China and Hong Kong.

Results of Operations

Net Revenue

The Company generated revenues of $5,520,836 during the year ended December 31, 2021, compared to $156,426 during the year ended December 31, 2020. The increase revenues was primarily due to increasing orders for products and renovation revenues in 2021. For the years ended December 31, 2021 and 2020, revenues from product sold was $3,918,497 and $156,426, respectively; revenues from renovation was $1,506,690 and $nil, respectively; and revenues from service was $95,649 and $nil, respectively.

Cost of Revenue

Cost of revenue for the years ended December 31, 2021 and December 31, 2020, were $3,131,577 and $116,125, respectively. Increase of cost of revenue was primarily attributable to the substantial increase to our net revenue in year of 2021 over 2020 where the company’s gross profit was $2,389,259 in 2021 compared to $40,301 in 2020.

Gross Profit

Gross profit for the years ended December 31, 2021 and December 31, 2020, were $2,389,259 and $40,301, respectively. Increase of gross profit was primarily attributable to the increased net revenue in year of 2021.

Operating Expenses

Operating expenses for the years ended December 31, 2021 and December 31, 2020, were $1,455,651 and $367,469, respectively. The increase was primarily due to increase in payroll expenses, increase in depreciation expenses due to additional fixed assets purchased during the year, higher professional service costs due to business expansion and regulatory filings, higher advertising costs due to business expansion, and higher insurance expenses.

Other Income (Expense)

For the years ended December 31, 2021 and December 31, 2020, the Company recorded other income, net of $317,711 and $25,615, respectively. Higher other income was recognized in 2021 due to incomes recognized from sales of noncore products and noncore services provided.

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Net Income (Loss)

Our operations resulted in a net income in the amount of $897,945 for the year ended December 31, 2021, compared to a net loss of $316,916 for the year ended December 31, 2020. The increase was primarily related to increased net revenue recognized during 2021.

Liquidity and Capital Resources

On December 31, 2021, the Company had cash of $219,013.

Net cash provided by operating activities during the year ended December 31, 2021 was $2,288,404, adjusted for non-cash items for $392,900 and adjustments for changes in working capital $997,559. Net cash used in operating activities during the year ended December 31, 2020 was $913,563, adjusted for non-cash items for $81,149 and adjustments for changes in working capital $677,796. The increase in the year ended December 31, 2021 was mainly due to the business expansion and significantly increase in net revenues recognized in 2021 than 2020 and significantly increase in the change of accounts payable.

Net cash used in investing activities were $1,319,958 and $227,491 for the year ended December 31, 2021 and 2020, respectively. For the year ended December 31, 2021, the increase was primarily attributable to fixed assets purchase of $815,609 and prepayment for equipment purchases of $448,951. For the year ended December 31, 2020, net cash used in investing activities was resulted from $142,123 deposit proceeds paid to vendor and $85,368 purchase of fixed assets.

During the year ended December 31, 2021, cash used in financing activities was $882,289 related to repayment of dues to related parties for amount of $1,237,362 and offset by proceeds obtained from the long-term bank loan for amount of $355,073. Net cash provided by financing activities during the year ended December 31, 2020 was $1,267,362, which resulted solely from related party transactions.

In February 2022, the Company successfully obtained a 20-year term loan of NTD 34,400,000 (US $1,234,272) from a financial institution in Taiwan, bearing interest of 1.4% per annum to financially support Company’s purchase of a property, including land and building, in Taiwan.

In April 2022, the Company agreed to issue Ms. Chen 7,000,000 shares of common stock for cash consideration of $700,000. The Company also agreed to issue Ms. Chen 3,000,000 shares of common stock for the related party payable the Company owes to Ms. Chen in the amount of $315,596.

Off-Balance Sheet Arrangements

As of December 31, 2021, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act of 1934.

Critical Accounting Policies

We believe it is helpful to investors to understand the critical accounting policies underlying our consolidated financial statements.

Use of Estimates

In preparing the consolidated financial statements in conformity with US GAAP, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates are based on information as of the date of the consolidated financial statements. Significant estimates required to be made by management include, but are not limited to, the valuation of accounts receivable, prepayments, and other receivables, useful lives of property and equipment and intangible assets, the recoverability of long-lived assets and provision necessary for contingent liabilities. Actual results could differ from those estimates.

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Accounts Receivable, net

The Company extends credit to customers in the normal course of business and generally does not require collateral for accounts receivable. The Company performs ongoing credit evaluations of customers’ financial conditions. Management reviews the collectability of customer receivables and will make specific provisions, as needed to record bad debt expense for amounts deemed uncollectible.

Inventories

Inventories, consisting of finished goods and goods in transit, are primarily accounted for using the weighted average cost method of accounting. Inventories are measured at the lower of cost and net realizable value. The Company estimates the net realizable value of inventories based on an assessment of expected sales prices. Inventories that the Company determines to be obsolete or in excess of forecasted usage are reduced to its estimated realizable value based on assumptions about future demand and market conditions. As of December 31, 2021, and 2020, the Company recognized inventory reserve of $3,441 and $nil, respectively.

Revenue Recognition

In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2014-09, Revenue From Contracts With Customers (Topic 606), establishing a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers. This update provides a five-step analysis in determining when and how revenue is recognized. This model requires revenue recognition to depict the transfer of promised goods or services to customers in an amount that reflects the consideration the Company expects to receive in exchange for those goods or services. The Company adopted the new standard effective January 1, 2020 using the modified retrospective method. The adoption resulted in no changes in sales or stockholder’s deficit as of January 1, 2020.

The Company analyzes contracts to determine the appropriate revenue recognition using the following steps: (1) identification of contracts with customers; (2) identification of distinct performance obligations in the contract; (3) determination of contract transaction price; (4) allocation of contract transaction price to the performance obligations; and (5) determination of revenue recognition based on timing of satisfaction of the performance obligation. The Company recognizes revenues upon the satisfaction of its performance obligations (upon transfer of control of promised goods or services to customers) in an amount that reflects the consideration to which it expects to be entitled to in exchange for those goods or services. Revenues are net of returns, trade discounts and rebates.

Leases

Effective January 1, 2020, the Company adopted new accounting guidance for leases (“ASC 842”) which requires the recognition of lease assets and lease liabilities on the consolidated balance sheet and certain disclosures. Under this new guidance, leases are classified as either finance or operating leases. The Company leases multiple store space; all of the Company’s leases are classified as operating leases. These leases have varying terms and expired at various dates through 2030.

At the inception of a contract, the Company determines if the arrangement is, or contains, a lease. Right-of-use (ROU) assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent its obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term.

Income Taxes

The Company accounts for current income taxes in accordance with the laws of the relevant tax authorities. Deferred income taxes are recognized when temporary differences exist between the tax bases of assets and liabilities and their reported amounts in the consolidated financial statements. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period including the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

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The provisions of ASC 740-10, “Accounting for Uncertainty in Income Taxes”, prescribe a more-likely-than-not threshold for consolidated financial statement recognition and measurement of a tax position taken (or expected to be taken) in a tax return. This interpretation also provides guidance on the recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, and related disclosures. The Company does not believe that there was any uncertain tax position at December 31, 2021 and 2020.

The Company is subject to Taiwan tax laws and the U.S. tax laws and U.S. local state tax laws. Our income and our related entities must be computed in accordance with these tax laws, as applicable. There can be no assurance that Income Tax Laws of Taiwan will not be changed in a manner that adversely affects shareholders. In particular, any such change could increase the amount of tax payable by us, reducing the amount available to pay dividends to the holders of our ordinary shares.

Foreign Currency Translation

SHTL’s functional currency is in New Taiwan Dollars (“NTD”). All transactions are translated into U.S. dollars in accordance with ASC 830-30, “Translation of Financial Statements,” as follows

1.	Monetary assets and liabilities at the rate of exchange in effect at the balance sheet date.
2.	Equity at historical rates.
3.	Revenue and expense items at the average rate of exchange prevailing during the period.

Adjustments arising from such translations are deferred until realization and are included as a separate component of stockholders’ equity as a component of comprehensive income or loss. Therefore, translation adjustments are not included in determining net income (loss) but reported as other comprehensive income (loss). Gains and losses from foreign currency transactions are included in earnings in the period of settlement

BUSINESS

Shonghoya uses the natural elements endowed by nature to heal and relax the body through deep perspiration and bathing of negative ions, so that the tired body and busy mind can return to nature. Our business includes the development and sale of, what we believe to be, unique negative ion products, and equipment and we currently operate ten (10) wellness centers, which we hope to expand in number each year. We count customers to be located in many parts of the world, including persons principally in Taiwan, China and Hong Kong.

In the future, we plan to expand the Shonghoya wellness center model. We believe that in the period after the Corona Virus pandemic era, there will be a trend towards greater concern about personal health. We believe this will be an international concern, and we hope to address this international health conscientious market with company owned outlets and partners from various countries based on our wellness center model in Taiwan.

Health and wellness is one of the important images of Shonghoya, and our wellness centers help promote the overall brand for our lines of products in the Taiwan market.

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Shonghoya products are grouped in three principal lines: Negative Ion Products, Care Products and Essential Oil. In addition, we offer two lines of services: Negative Ion Course and Beauty Body Course. These are generally as follows:

Products			Services
Negative Ion Products	Care Products	Essential Oil	Negative Ion Course	Beauty Body Course
○ Negative ion sauna ○ Stone of Aoi Arashi ○ Stream of Aoi Arashi ○ Negative ion teapot	○ Scalp soother spray ○ Neroli makeup remover ○ Brightening Moisturizing Serum ○ Time Reversing soft lotion	Shonghoya Essential Oil	○ Negative ion steaming course	○ Thermal Cycle Course ○ Back Negative Pressure Purification Physiotherapy ○ Skin Rejuvenation and Firming Course ○ Rejuvenating energy maintenance ○ Soho Energy Scalp Course

Shonghoya has several competitors in our Taiwan marketplace and a select few of which offer similar products and services to those of the Company. However, Shonghoya believes it provides a superior experience of services and has a loyal following with repeat customers who enjoy benefits in the use of our negative ion sauna, and products made of stones sourced from Dekiyama, Aichi Prefecture, Japan, combined with our offerings of specialty beauty, wellness care products with essential oils. Further, we strive to provide a holistic and therapeutic result with a focus on a positive customer experience, utilizing a consultative and informative type of sales approach.

Currently, Shonghoya has ten operating locations in Taiwan, some of them are owned by Shonghoya while others are owned by franchisees. Shonghoya plans to open additional locations in the future, as either directly owned or as franchises. In the expansion into other countries, Shonghoya has now entered the Chinese market where it has two (2) indirect operating locations, which are set up as a franchise operation, and plans to develop locations in additional Southeast Asian markets, depending on the amount of funding that it obtains for operations.

Attractive Market Opportunity

Shonghoya’s products and services span the wellness and spa industries. Our wellness centers cater to guests seeking a continuation of their health, fitness, beauty, and wellness activities. We believe that this market is expanding in Taiwan and the Southeast Asia region generally.

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One driver for the wellness industry is the aging of the populations in these countries. The elderly population in Taiwan now accounts for 16.1% of the total population. In addition, society’s concept of health care has gradually become one of greater awareness. According to external research, up to 85% of the people in Taiwan are comfortable in using more than one supplementary type of health or wellness therapy, which we believe demonstrates that there is market demand for these kinds of alternative therapies that are not considered as strictly medical procedures but viewed as health wellness. Specifically, concerning the spa related industry, according to research, Southeast Asia has a growing demand for spa related services, and we believe this will continue to be the case throughout the foreseeable future.

As consumers increasingly incorporate health and wellness activities into their daily lives, they are placing a higher priority on health and wellness services while at home and when traveling and vacationing. According to the Global Wellness Institute, we participate in the $4.5 trillion global wellness economy, consisting of sectors that enable consumers to incorporate wellness activities and healthy lifestyles into their daily lives. The wellness market has grown exponentially in recent years, driven by a re-prioritization of consumer values, including an increasing focus on health in a holistic manner. The Global Wellness Institute’s research estimates that spa revenues, and facilities worldwide demand, will be USD$122 billion in 2022, and will grow at an above average 17% rate per year from 2022-2025 due to post pandemic recovery.

During the COVID-19 pandemic, in the wellness industry, consumer spending on services had declined, and in terms of products, their demand has moved in different directions. According to the Global Wellness Institute, consumers tend to shift their spending to new product and service categories when their typical preferences do not exist (e.g., buying a home exercise bike instead of paying for a gym membership, buying sauna equipment instead of going to the spa). While most consumers are eager to return to in-person experiences, some of these shifts in consumption patterns and newly cultivated consumption habits are likely to persist post-pandemic. That is to say, the sale of the new products in wellness industry is expected to grow.

In addition, we benefit from durable secular tailwinds described below:

More Informed Consumers with Increased Focus on Wellness. Consumers globally are increasingly identifying their unique individual health needs and becoming more educated about wellness products. These consumers are shifting focus to specific needs, looking for solutions that support and maintain wellness in discrete categories.

Shift Towards Preventative Health. We believe that consumers view self-care and wellness products as lower cost alternatives for better health management and will increasingly seek out these products as a result.

The Aging of Populations As the population ages and the “baby boomer” generation nears retirement or is experiencing retirement, we anticipate that the demand for products that promote physical well-being will continue to grow.

Increasing Awareness of Nature for Nutrition and Healing. The COVID-19 pandemic highlighted the importance of nature to human health and well-being. At the height of the coronavirus lockdown, when people were warned to stay away from others and stop visiting places of exercise, recreation and entertainment due to quarantine policies, they collectively turned their eyes to the outdoors. During the pandemic, persons started swimming in the ocean and lakes, hiking and camping in the woods. Through the epidemic, many people have discovered that nature has a healing and nourishing effect on our physical and mental health. This awareness also raises the demand of products containing the nutrition extracted from the nature, such as the negative ion that we use in our products.

Acceleration of Health and Wellness Trends Due to the COVID-19 Pandemic. The COVID-19 pandemic has accelerated trends globally towards wellness and preventative health. There has been an influx of new consumers into the natural and specialty retail market as a natural lifestyle appeals to consumers who want to live healthfully and care for their well-being holistically. Consumers have become more proactive about healthy living with 53% of consumers becoming more concerned about their health now than they were prior to the COVID-19 pandemic and, as a result, have meaningfully increased spending on health and wellness products during the pandemic. This trend is expected to remain elevated as 88% of those polled stated they would continue to increase their spending on health and wellness going forward and as staying healthy has taken on new meaning due to COVID-19. Consumers are much more invested in taking care of themselves long-term and want trusted options that help them meet that objective.

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The comparison of Shonghoya, and key competitors, is as follows.

	Shonghoya- SPA “A”	Stone SPA “B”	Stone SPA “C”
Stone type	Stone from Dekiyama, Aichi Prefecture, Japan	Stone from Tamagawa, Akita Prefecture, Japan	Stone from Hakodate, Hokkaido, Japan

Business model	Shonghoya’s subsidiary in Taiwan directly operates each facility.	Japanese company authorizes franchised local operators in Taiwan.	Japanese company directly operates the business in Taiwan.

Products	Negative ion sauna, related products made of stone from Dekiyama, Aichi Prefecture, Japan, beauty, wellness care products, use of essential oil	Quartz stone spa, related products made of stone from Tamagawa, Akita Prefecture, Japan, accessories	Quartz used for stone spa

Certification	Patents and certification	Certification	No Information

Product effects	Far infrared, negative ion	Far infrared, negative ion, micronutrients	Far infrared, negative ion
Location	Taiwan, China	Taiwan, Southeast Asia	Taiwan, Japan

Sales channels	Individuals, SPA stores, construction companies, distributors	SPA stores, traditional Chinese medical clinics, high-end hotels	SPA stores, construction companies, leisure farms

Price	The lowest	The highest	Less high

Additional Services	Ordinary beauty body courses	Lympathic therapy, Ordinary beauty body courses	Hot yoga, ordinary beauty body courses

Our Competitive Strengths

We believe that we have a number of significant elements that make us competitive in the health wellness market segment, as experienced in Taiwan. We also believe these elements will make us competitive in the additional China, Hong Kong and Southeast Asian markets that we plan to approach.

We offer our consumers a comprehensive suite of health, fitness, beauty and wellness services and products to meet many of their wellness needs. We are continuously innovating and evolving our offerings based on the latest trends and tailor our service and product offerings to regional preferences, using our Taiwan stores to try out product and services in our local market. In addition to conventional services, we offer the latest in fitness, a full range of massage treatments, nutrition/weight management consultations, and acupuncture, among a broad spectrum of personal care services. Shonghoya has also introduced innovative, higher-ticket medi-spa services at our local branches using a unique negative-ion spa service. Our local market of Taipei, with just under 3 million in population, where Shonghoya has six locations provide a convenient service option for our local consumers.

We believe that we have the following competitive strengths that allow us to compete effectively in our industry:

Product Differentiation. We optimize the sauna experience with the addition of our the negative ion treatments, which we believe no other sauna manufacturers and spa service providers in Taiwan offer. Nonetheless, we face competition from the ordinary sauna manufacturing industry and spa facilities. However, we have broadened our market from the ordinary sauna manufacturing industry and the spa industries by combining our self-manufactured sauna and the spa treatments.

Multiple Channels of Distribution. We currently sell our negative ion sauna product through company owned and franchise spa facilities. We sell our wellness products through the spas, direct sales and through distributors. We have spa facilities and sell our products in Taiwan and we sell our products in two other jurisdictions in Asia. We plan on expanding in the Southeastern Asia market.

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In Taiwan, we generally use a franchise model. Our typical franchise agreement provides an exclusive territory for the franchise operations. There is an initial, non-refundable franchise fee of NT$4.5 million, which is used to purchase certain equipment from the company and personnel education and other training in the spa and equipment operation. The franchisee provides a performance bond in the form of a promissory note, usually in the amount of NT$1 million. The franchisee is granted the right to use the intellectual property of the company solely in its operations, which is terminable in a number of instances such as breach and termination of the franchise. The franchisee has to buy certain products only from the company, which generally are the wellness products produced under the company name and the negative ion -based products and equipment. The company has various supervisory and oversight rights so as to

Partnerships with Economic Alignment. We have cultivated partnerships with many of the largest and most reputable construction companies in Taiwan. The global wellness real estate industry is a sizable poised for rapid growth, projected to reach $197 billion by 2022, according to Global Wellness Institute. Buyers have demonstrated that they are willing to pay more for healthier built environments. There are over 740 wellness lifestyle real estate and community developments built, partially built, or in development around the world, across 34 countries—including in our Taiwan markets and in Southeast Asia region. These include master-planned communities, multifamily housing, urban districts and mixed-use projects, spa-based real estate, and other types of projects. Based on this trend, we are entering into marketing/reseller agreements and also plan to open more locations to offer equipment and products to spa related services.

Certifications, Trade Marks and Patents. We own several certifications and trademarks. In addition, our Chairman, Ms. Chen owns several patents and patents pending which we have a right to use under a license agreement. SGS Taiwan, an independent analytical laboratory and technical advisory firm, conducted initial studies on the processing route for a representative sample of tourmaline collected from the volcano Dekiyama, Aichi Prefecture, Japan. According to the independent technical report, our products are shown to be safe to human beings for wellness purposes. In addition, our products are shown to contain millions of negative ions which benefit human health according to the technical report provided by the Environmental Media Radioanalytical Laboratory of the Institute of Nuclear Energy Research, a governmental research institute in Taiwan, dated March 3, 2022, commissioned by Shonghoya International Trade Co., Ltd. In addition, our chairman has obtained patents in Taiwan, China, Japan and Germany and plans to file for patents for other countries.

Capacity for Growth. We believe, with the proper funding, we will be able to reach new customers and expand our sales with existing customers by increasing our sales network and increasing the number of our distribution channels both domestically in Taiwan and internationally in other markets in Southeast Asia.

Experienced Management Team. Our management team has significant experience in the wellness and spa industries and has extensive experience in growing brands and in the retail environment.

Our Growth Strategy

Our overall approach to future growth will be to open more locations. We plan on pursuing several formats. We will open wholly owned locations by the Company, which will be operated by Shonghoya, and all of the sales revenue reported from each location and any risks are responsibility of the Company. A second format will be Shonghoya-owned with a franchisee baring part of costs. In this model, the Company bears the costs for the location, other than for the initial equipment costs that Company sells to franchisee. In exchange for franchisee paying for equipment, Shonghoya will share a portion of its operating profits to the franchisee investor, and Company receive revenues for managing operations of the location. The third format will be franchisee-owned and franchisee-operated: In this model, all the income in the store belongs to the franchisee, and the costs are also borne by the franchisee. The franchisee will purchase all the equipment used in the store from Shonghoya. Other than the revenue from the sale of equipment and Shonghoya products there will be no other revenues from the location. Our franchises currently do not pay a yearly franchise fee.

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Shonghoya’s current location information is as follows:

No.	Store Name	Address	Types of the stores	Types of franchise operation
1	Taipei Flagship store	1F., No. 1, Songjiang Rd., Zhongshan Dist., Taipei City 104, Taiwan (R.O.C.)	flagship type	Shonghoya-owned stores with Shonghoya bearing all costs
2	Yongyuan Flagship store	No. 118,Yongyuan Rd., Yonghe Dist., New Taipei City 234 , Taiwan (R.O.C.)	flagship type	Shonghoya-owned stores with Shonghoya bearing all costs
3	Zhongli Flagship Store	No. 308, Sec. 2, Huanxi Rd., Zhongli Dist., Taoyuan City 320, Taiwan (R.O.C.)	flagship type	Shonghoya-owned with franchisee baring part costs
4	Banqiao Flagship Store	No. 153, Sec. 2, Wenhua Rd., Banqiao Dist., New Taipei City, Taiwan (R.O.C.)	flagship type	Shonghoya-owned with franchisee baring part costs
5	Tucheng Store	No. 70, Sec. 1, Zhongyang Rd., Tucheng Dist., New Taipei City 236, Taiwan (R.O.C.)	business district type	Shonghoya-owned with franchisee baring part costs
6	Xindian Store	No. 131, Zhongzheng Rd., Xindian Dist., New Taipei City, Taiwan (R.O.C.)	community type	Shonghoya-owned stores with Shonghoya bearing all costs
7	Hsinchu Store	No. 21, Shengli 13th Street, Zhubei City, Hsinchu County, Taiwan (R.O.C.)	community type	Franchisee-owned and franchisee-operated
8	Kaohsiung Flagship Store	No. 646, Minquan 2nd Rd., Qianzhen Dist., Kaohsiung City, Taiwan (R.O.C.)	flagship type	Shonghoya- owned with franchisee baring part costs
9	Taitung Store	No. 257, Ren 2nd Street, Taitung City, Taiwan (R.O.C.)	community type	Franchisee-owned and franchisee-operated
10	Penghu Flagship Store	No. 100, Ln. 100, Chaoyang Rd., Magong City, Penghu County, Taiwan (R.O.C.)	flagship type	Franchisee-owned and franchisee-operated
11	Taichung Store	Future location-signed, pending, not opened	flagship type	Franchisee-owned and franchisee-operated
12	Tainan Store	Future location-signed, pending, not opened	flagship type	Franchisee-owned and franchisee-operated
13	Yilan Store	Future location-signed, pending not opened	flagship type	Franchisee-owned and franchisee-operated
14	Toucheng Store	Future location-signed, pending not opened	community type	Franchisee-owned and franchisee-operated
15	Hualien Store	Future location-signed, pending not opened	flagship type	Franchisee-owned and franchisee-operated
16	Kinmen Store	Future location-signed, pending not opened	flagship type	Franchisee-owned and franchisee-operated

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Outside Taiwan

Shonghoya has entered into the mainland Chinese and Hong Kong markets. It currently has a reseller customer in China, the Yangyi Company in Guangdong Province, China, and the Jianhe Company in Hong Kong. The business strategy in the China marketplace is to build off of sales made to these two companies as a resellers into the Chinese mainland market. After the reseller places an order with Shonghoya, the negative ion sauna is produced by the Shonghoya manufacturer in Taiwan, and then they are sold as private label products to these two distributors. Currently, Shonghoya doesn’t enter into a long-term agreement with the resellers. The purchase is working on a purchase order basis.

The Company is currently negotiating for cooperation opportunities in Malaysia and Singapore. The current plan is to find agents or distributors in Malaysia and Singapore to import our products into those markets, that will use our products and provide them under their own local brand names.

As part of its sales efforts for entry into markets other than Taiwan, the Company participates in relevant conventions for marketing in various countries. The themes of these conventions include beauty exhibitions, biotechnology exhibitions and health and wellness exhibitions. The Company recently participated in and plans to participate again in the upcoming conventions post-funding, including the 2017 World Trade Fair, the 2018 Shanghai Beauty Expo, the 2018 Hangzhou Beauty Expo, and the 2022 China Health and Wellness Exhibition.

Our Products and Services

Our products use negative ion therapy which use millions of negative ions being O2(H2O)n.

Air contains oxygen, and oxygen is made up of molecules. When other molecules in the air separate the negative ions for various reasons, a part of the negative ions will combine with oxygen molecules, that is, negative ions. Due to the free nature of the electron itself, when there are many suspended substances near it, it is easy to separate from the oxygen molecule again, and the negative ion will disappear at this time. According to statistics, the lifespan of negative ions can reach several minutes in very pure air, but only a few seconds in the dust-filled air of the city. The content of negative ions is the highest in forests, on mountains and above waters. The number of negative ions per cubic centimeter of air is generally about 1000-1500, while in cities, the number per cubic centimeter is only about 200.

The function of negative ions is so amazing that it has been called “air vitamin” by the those in the wellness community. It is understood that negative ions may be absorbed through the skin, and inhaled into the lungs from the nose through the respiratory tract and bronchi and may affect the physiological activities of the human body. When negative ions enter the brain, they in other studies have been shown to positively affect sleep quality and lower blood pressure in some people that had difficulty sleeping. It is believed that when the negative ions enter the human respiratory tract, it may be able to relax the bronchial smooth muscle, improving the function of the cardiopulmonary system . Negative ions in the blood has been shown in some cases to reduce human fatigue, improve body response, and improve human immunity. Secondly, negative ions can also treat the soot in the air, preventing respiratory reactions and reducing some of the negative effects caused by smoking.

The advantages of negative ion are as follows:

● Purifying air - Negative ions combine with positive ions, dust and floating particles in the air to fall to the ground to purify the air.

● Boosting the immune system - When the negative ions increase, the globulin in the blood will increase significantly, thereby increasing the resistance of antibodies and the body itself. It may be noted that high globulin levels may indicate other health issues for which medical treatment should be sought such as infection, inflammatory disease or immune disorders, certain types of cancer, such as multiple myeloma, Hodgkin’s disease, or malignant lymphoma, and abnormal globulin levels may be due to certain medications, dehydration, or other factors.

There have been third party, published studies on the use of negative ion therapies, indicting there may be beneficial aspects to their use.

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In a 2002 study, published paper “Inspired superoxide anions attenuate blood lactate concentrations in postoperative patients” from Departments of Anesthesiology (HI, HO, SF, SO, KW, TK) and Neurosurgery (KT), Central Aizu General Hospital, Aizuwakamatsu, Japan. It found that low concentrations of superoxide (O2) constitute a portion of atmosphere negative ions in the form of O2(H2O)n, which has been reported to have a stimulatory effect on super-oxide dismutase activity. If superoxide dismutase is activated by inspired negative ions containing O2, aerobic metabolism could be improved. To test this hypothesis, they examined blood lactate concentrations in postoperative patients with or without inhalation of air from a home humidifier that generated O2(H2O) n. Inspired O2 attenuates blood lactate concentrations. This may be attributed, in part, to the systemic stimulatory effect on superoxide dismutase activity, which accelerates oxi-dative phosphorylation in the mitochondria, thus attenuating lac-tate generation. (Crit Care Med 2002; 30:1246 –1249)

In a 2006, study published in Am J Psychiatry 2006; 163:2126–2133 by Dr. Terman from University of Columbia Medical (USA) School. “Controlled Trial of Naturalistic Dawn Simulation and Negative Air Ionization for Seasonal Affective Disorder” concluded that naturalistic dawn simulation, and high-density ionization are active antidepressants that do not require the effort of post awakening bright light therapy and can be considered candidate alternatives to bright light, or medications.

In more recent non-clinical study it was reported that ionization was helpful per Michael Terman PhD, and Ian McMahan PhD, excerpted from their book “Reset Your Inner Clock: The Drug-free Way to Your Best-Ever Sleep, Mood, and Energy” https://cet.org/andreas-story-up-close-and-personal-with-an-ionizer/

Principal Products:

The negative ion sauna is a seated steam bath that releases millions of negative ions and far-infrared rays through 360-degree circulation deep into the body, which not only improves sleep quality, but also ridding you of pain, toxins, sore muscles, as well as increasing your blood circulation and leaving your skin glowing. Just like taking a forest bathing, relaxing the body, mind, and promoting deep perspiration to maintain a healthy body. The sauna uses the “stone of Aoi Arashi,” which is the Shonghoya exclusive tourmaline that produces a large amount of negative ions.

This troumaline stone or mineral is a semi-precious mineral stone known for its ability to aid in the detoxification process of the human body through the release of negative ions. The Company believes it is one of only a handful of minerals that can emit negative ions and far-infrared rays. The tourmaline gemstone has the uncanny ability to become its own source of electric charge, as it is both pyroelectric, as well as piezoelectric. When the gem is put under greater amounts of pressure or when it is dramatically heated or cooled, it creates an electrical charge capable of emitting infrared waves and negative ions.

Opaque black schorl and yellow tsilaisite are idiochromatic tourmaline species that have high magnetic susceptibilities due to high concentrations of iron and manganese, respectively. The tourmaline mineral group is chemically one of the most complicated groups of silicate minerals. Its composition varies widely because of isomorphous replacement (solid solution), and its general formula can be written as XY3Z6(T6O18)(BO3)3V3W, where:

●	X = Ca, Na, K, ▢ = vacancy
●	Y = Li, Mg, Fe2+, Mn2+, Zn, Al, Cr3+, V3+, Fe3+, Ti4+, ▢ = vacancy
●	Z = Mg, Al, Fe3+, Cr3+, V3+
●	T = Si, Al, B
●	B = B, ▢ = vacancy
●	V = OH, O
●	W = OH, F, O

Why are we interested in a mineral that can emit Far Infrared Rays and negative ions? We believe FIRs and negative ions gently heal, soothe, stimulate and detox the physical body, as well as the mind. Far Infrared Rays are invisible waves of energy that have the ability to penetrate all layers of the human physical body, delving into the inner-most regions of the tissues, muscles and bone. We believe that they also very gently increase blood flow by expanding the capillaries that carry blood, which in turn promotes oxygenation and regeneration of the blood, deeply detoxifying it for the improved functioning of all of the major organs of the body which depend on blood for energy. This detoxification is on the deepest level, allowing hidden toxins in the blood to be dissolved.

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Negative ions are also incredibly important in determining mood. Michael Terman, PhD, of Columbia University in New York, has researched negative ions and reports that, “The action of the pounding surf creates negative air ions and we also see it immediately after spring thunderstorms when people report lightened moods. Furthermore, Columbia University studies on depression in winter has shown that depression can be relieved as much through negative ion generators as it can through the use of antidepressants, without the negative side effects. These ions increase the amount of oxygen flow to the brain, increasing awareness and mental energy. The Stream of Aoi Arashi is made up of Shonghoya exclusive Tourmaline which produces a large amount of negative ions; adding it to boiling water can get a negative ionized water that can improve your overall body health.

The negative ion teapot is a handmade pottery Artware that made up of potter clay and Shonghoya exclusive negative ions Tourmaline, it can make tea be tasted more smoothly.

The Scalp Soother Spray is a product can relax and purify the scalp. Also be used in Shonghoya scalp massage treatment.

The Neroli Cleansing Milk is a natural orange blossom scented cleansing milk developed by Shonghoya to gently, yet effectively removes all makeup, soothes and hydrates the skin, leaving it smooth, fresh and clean.

The Brightening Moisturizing Serum is a lightweight serum penetrates the surface of your skin to visibly combat dark spots and lighten the skin.

The Time Reversing Soft Lotion is a lightweight and refreshing lotion texture, gives the skin zero burden and easy absorption, brightens and leaves skin plump, elastic, hydrated and glowing.

The Shonghoya Essential Oil is employed in a variety of body massage programs to help promote both physical and emotional wellbeing. Our Premium essential oils are carefully sourced from around the world, packed in Australia. Dedicated to creating relaxing, healing and soothing scents for our customers.

Principal Spa Services

The Thermal Cycle Course is derived from the traditional ancient method of acupressure, it emphasizes the combination of Australian essential oils and massage techniques, and then cooperates with the instrument to use hot and cold circulation to relax the body and mind. Extend upwards from the legs, and then use a gentle push to relax the muscles to promote blood circulation and achieve the effect of calming the mind.

The Back Negative Pressure Purification Physiotherapy is a traditional acupressure method used as the prelude to relax the muscles and relieve soreness. Then use of selected Australian essential oils are used to stretch every inch of the body’s skin with a long push. Combined with a hot compress to relieve pressure on the back, it can promote metabolism in the body, promote circulation, and balance the energy in the body.

The Skin Rejuvenation and Firming Course is a skin therapy using top-level formula essences to lock the moisture in the skin, particularly of the face, restoring the original soft and radiant skin.

Rejuvenating energy maintenance uses essential oils from Australia, combined with Huadong Moyu with its 26 kinds of trace elements that has a magnetization function, which can release far-infrared wavelengths in line with the human body, promote the blood circulation of the face, shoulders and neck, and restore the youthful appearance.

The Soho Energy Scalp Course it designed to lessen the tension of the neck and head, which is a common problem of modern people. The use of essential oils imported from Australia and pure methods can improve blood circulation and relieve the brain.

Our Customers and Prospects

The main end-consumer groups are the health care population - and the population with health care needs and awareness and the ability to consume health care products. They include the following categories: people with certain economic strength and spending power, and the wealthy people with health care interests; middle-aged and elderly people. This is consistent with people with chronic diseases. Community medical institutions only sell medicines, but pharmacies can sell them health care products, food, medicine and food homologous products, cosmeceuticals, equipment and disease solutions; the third is sub-healthy people, senior white-collar workers, etc. Due to the high work pressure, the body is in a sub-healthy state and needs overall conditioning.

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Manufacturing

Shonghoya’s products are manufactured by OEM and ODM manufacturers. For the negative ion sauna, the chairman, Ms. Chen, provides the tourmaline rocks to the OEM manufacturer, Sih Fang Wang Co., Ltd., a limited company incorporated under the laws of Taiwan. Then, the OEM manufacturer manufactures the negative ion saunas following production steps designed by Shonghoya. For other negative ion products, they are manufactured by Hongjiji Co., a limited company incorporated under the laws of Taiwan. There are no written long-term agreements between the OEM manufacturers and Shonghoya. Orders for product are made on a work order basis.

For the wellness care products, the Company purchases goods from ODM suppliers based on products specification from the company. The ODM supplier is Yanfa Technology Co., Ltd., a limited company incorporated under the laws of Taiwan. Currently, Yanfa Technology Co., Ltd. is the sole supplier for the care products. There is no written long-term agreements between the ODM manufacturer and Shonghoya, and products are ordered on a work order basis.

For the essential oils, they are manufactured by an ODM supplier, New Directions Australia Pty Limited and imported from Australia. New Directions Australia is the one-stop-shop for all industries and individuals who have a desire to purchase premium cosmetic ingredients and bases. New Directions Australia is the leading supplier of raw materials and essential oils to the Health and Wellbeing Spa Industry and have a wide selection of natural and organic goodies to try. New Directions Australia is the market leader in manufacturing of natural /organic skincare and color cosmetics. New Directions Australia’s ISO/GMP manufacturing facility is based in Sydney Australia where New Directions Australia Pty Limited formulates and manufactures for many leading Australian and international skincare and cosmetic brands.

Significant Suppliers

We seek to provide the highest quality products to our customers and consumers through our supply chain strategy. We have multiple source capabilities for the majority of our products and purchase our raw materials from numerous well-established and reputable domestic and global suppliers. We source from suppliers, including Sih Fang Wang Co., Ltd., Hongjiji Co., Yanfa Technology Co., Ltd., and New Directions Australia Pty Limited. We manage the risk of any potential supply interruptions by maintaining sufficient inventory reserves and in most cases have multiple sources of alternative suppliers in addition to our principal suppliers. We also work with our suppliers to create additional production capacity to meet elevated demand as appropriate.

Sales and Marketing

The Company has an external sales team to carry out promotion and sales, and members of the sales team are paid bonuses according to their performance. In addition, Shonghoya also engages Taiwan Dentsu Marketing Communication Group on the marketing plan in 2022. Dentsu Marketing Communication Group is a subsidiary of Dentsu in Japan. In the spectrum of marketing communication, it has broken the boundaries of various vertical services and connected them horizontally, providing customers from defining business/marketing issues (Problem Design) to solution design (Solution Design) and executive management (Deliver Design); and a customer-centric service model to prepare a service team, integrating consulting, customer relationship management (CRM), data, marketing technology (Martech), brand communication, creativity, media, own media. In the market plan, artists will be invited to act as spokespersons for negative ion saunas to shoot advertisements, and singer-songwriters will be invited to create theme songs for the Shonghoya Group to enhance brand recognition.

Significant Customers

We are committed to ensuring consumers have access to our products, with broad global multichannel distribution. We sell our products locally to the domestic Taiwan market and in more than 4 countries in Asia. We believe that our creative and effective marketing strategies and experience operating locations in Taiwan give us the know-how to service customers and show how to market to the Asian community in Mainland China, Hong Kong, Singapore and other areas in Asia.

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We have demonstrated ability to operate profitably across a variety of sales platforms whether sales of products made thru online platforms, including an establishing own-brand via our either locations in Taiwan and in collaboration with our retail partners, specialty health and wellness online retailers to market our products and services via our own websites. Through our selected partners, we believe that our online sales represent an opportunity for sustained growth across our platform of brands. Our growth online has historically been driven by organic and word of mouth and advertising driving searches, and we intend to continue to make investments in our growth by increasing funds in these various sales channels.

The list of our top 10 customers are as follows in 2021:

Customer’s name		Proportion of our net sales
1.	YIN, SHIH-MEI Co, Ltd. (Zhongli)	31%
2.	Hong Yan Tang Co., Ltd. (Tucheng)	19%
3.	Mum Home Co., Ltd.	7%
4.	Shang Jie Zan Co., Ltd. (Penghu)	3%
5.	Bai Yu CO. (Kinmen)	3%
6.	Shang Jie Zan Co., Ltd. (Kinmen)	3%
7.	Bai Yu CO. (Hualien)	3%
8.	Lan Yang Yao (Yilan)	3%
9.	SHONHOYA Intl. Group Inc. Banqiao Branch	3%
10.	SHONHOYA Intl. Group Inc. Kaohsiung Branch	3%

Our Competition

As discussed above, we have manufactured the unique sauna equipment to distinguish our products from the traditional sauna. Our spas also occupy a unique market position since we provide unique spa services. However, competitors offering similar services and products do exist.

With regard to the sauna equipment products, we face competition from several other infrared sauna developers and manufacturers including, but not limited to, Anhui Sauna King Co., Ltd., Baltic Leisure Co., Hot Wind Sauna USA, Sauna Works, Sunlighten Sauna, TheraSauna and TyloHelo World Group. We are not aware of any competitor that has manufactured a sauna equipment containing the healthy effect of millions of negative ions and far-infrared rays.

With regard to the spa services, we believe that we compete with the following companies in the following manner:

	Shonghoya- SPA “A”	Stone SPA “B”	Stone SPA “C”
Stone type	Stone from Dekiyama, Aichi Prefecture, Japan	Stone from Tamagawa, Akita Prefecture, Japan	Stone from Hakodate, Hokkaido, Japan

Business model	Shonghoya’s subsidiary in Taiwan directly operates each facility.	Japanese company authorizes franchised local operators in Taiwan.	Japanese company directly operates the business in Taiwan.

Products	Negative ion sauna, related products made of stone from Dekiyama, Aichi Prefecture, Japan, beauty, wellness care products, use of essential oil	Quartz stone spa, related products made of stone from Tamagawa, Akita Prefecture, Japan, accessories	Quartz used for stone spa

Certification	Patents and certification	Certification	No Information

Product effects	Far infrared, negative ion	Far infrared, negative ion, micronutrients	Far infrared, negative ion

Location	Taiwan, China	Taiwan, Southeast Asia	Taiwan, Japan

Sales channels	Individuals, SPA stores, construction companies, distributors	SPA stores, traditional Chinese medical clinics, high-end hotels	SPA stores, and leisure good resellers

Price	The lowest	The highest	Less high

Additional Services	Ordinary beauty body courses	Lympathic therapy, Ordinary beauty body courses	Hot yoga, ordinary beauty body courses

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Intellectual Property

The patents and certain of the other IP that we use in the manufacturing of our products is used on the basis of an right to use agreement that we have with our Chairman. Other than the use agreement, we have no other formal, written agreement that sets forth our right to use or our ownership of the intellectual property deployed by the company in its products and services at this time. It is possible that this use agreement may be cancelled at any time. We, therefore, may not be able to manufacture certain of our products, in which case our business may have to be terminated or otherwise curtailed. Alternatively, we may have to purchase some or all the rights to use the intellectual property, and we are unable to indicate at this time what the cost or conditions may be. In that case, we will have to make the business judgment of either expending a substantial sum of money, submitting to a restrictive license or curtailing our business. The use agreement also does not provide for the ownership by the company of any company developed intellectual property, thus it is likely that such developed intellectual property will belong to the Chairman. We also may have difficulty in enforcing our rights against third parties that infringe on the rights we believe we have in respect of our products, and we may have to rely on the Chairman for enforcement of our rights. Until we have a formal license, our business faces a significant uncertainty as to its ability to continue as an operating business at any time in the future, with the consequence to our investors of losing all or a part of their investment value.

Generally, the Company seeks statutory protection for strategic or financially important intellectual property developed in connection with its business. Certain intellectual property, where appropriate, is protected by contracts, licenses, confidentiality, or other agreements. From time to time, the Company takes action to protect its businesses by asserting its intellectual property rights against third-party infringers.

The Company’s trademarks are registered or otherwise legally protected in Taiwan and several other countries where products and services of the Company are sold or may be sold in the future under our current business plan. The Company, from time to time, becomes involved in trademark licensing transactions.

The Company uses various patents in the manufacturing of its products which are licensed from the Chairman of the Company. These patents, and applications for new patents, cover various design aspects of the Company’s products, as well as processes used in their manufacture. New potentially patentable products, product enhancements and product designs are developed from time to time, and there will be sought statutory protections for these where appropriate, by the Company and others who are the owners thereof. We may acquire patent and other intellectual property licenses or ownership from time to time. As the Company enters different country markets, the Company will have to expand its intellectual property right coverage and in- and out-licensing, and develop more of an international patent and intellectual property program to protect existing and new products, processes, and designs that it may develop or use in its products. In addition to seeking patent protection, the Company relies on unpatented proprietary technology to maintain its competitive position.

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Trademarks

The Company owns has the following registered trademarks:

Trademark	Registered Country	Date Registered	Registration Number
	Taiwan	November 10, 2017	01913473 01913718 01914444 01923537 01923169
	Taiwan	November 10, 2017	01916139 01916483 01917181 01923170 01923273 01923538

We believe that the trademarks that we use in our business are important for building our brand and developing customer awareness. Therefore, we will develop aspects of our marketing strategies to enhance and expand our brand through our trademarks and related advertising and branding campaigns.

Patents and General Proprietary Information

One of the principal patents that we use, which is owned by the chairman, Ms. Chen, is that for the negative ion sauna. In addition, the chairman, Ms. Chen has patents and pending patent applications covering alternative technologies that we intend to integrate into future models of the negative ion sauna. These technologies are the foundation of our product lines and enable us to differentiate our product line from our competitors.

Patent	Registered Country	Date Registered	Registration Number
Structure improvement of vapor physiotherapy equipment	Taiwan	October 1, 2019	TWM584194U
Steam physiotherapy equipment structure (蒸氕理扞没各結枸)	China	July 11, 2019	CN211095950U
Chair	China	June 6, 2020	CN305824675S
Structure of steam physiotherapy equipment(蒸気理挙寮法設備刃構造)	Japan	June 16, 2021	JP3232850U
Dampfphysiotherapieeinrichtung	Germany	December 1, 2021	DE202021103641U1
Structure improvement of vapor physiotherapy equipment	USA	Pending
Structure improvement of vapor physiotherapy equipment	Canada	Pending

We also rely on a combination of confidentiality, trade secret and employment contracts with our employees, suppliers, manufacturers, and franchisees and related trade practice law to protect our proprietary intellectual property rights. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or obtain and use our technology. We rely on third -party advisors to assist with the maintenance and prosecution of the patent assets and applications that we acquire and their actions to assist us in protecting our intellectual property.

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Government Regulation

Cosmetic Hygiene and Safety Act

The primary regulation by which we are governed is the 2019 “Cosmetic Hygiene and Safety Act of Taiwan. Cosmetics means substance(s) for external use on the human body to freshen the hair or skin, to stimulate the sense of smell, to cover body odor, or to improve facial appearance. Cosmetic products are regulated based on their functions, distinguishing general cosmetics and specific purpose cosmetics. Specific purpose cosmetics include sunscreens, hair dyes, hair perms, deodorants, teeth whitening products and cosmetics with other purposes. General cosmetics are subject to a notification to the regulators, which if not noticed, will then be illegal. The notification functions as a record to help the Taiwan Food and Drug Administration, TFDA, to assign liability in case of any safety problems. Specific purpose cosmetics are still subject to registration, but beginning in 2024, they will be subject to a notification and PIF system as well. The TFDA has also strengthened provisions related to post-market surveillance.

We also are subject to other kinds of consumer protection laws, such as proper labeling. These regulations will be changing over the next several years. These changes will include new requirements on cosmetic labelling, prohibited ingredients and permitted colorants. The new regulations will provide clear rules for the labelling, including standardization of the display order of ingredients and font sizes of items which are mandatory in the label. The function, manufacturing date and expiration date, for example, are now mandatory information that the label must contain. The objective is to help consumers identify and acknowledge the product’s information, strengthening their rights.

There are several mandatory requirements still to be implemented, like Good Manufacturing Practices compliance for both manufacturers and importers. For general cosmetics, the expected implementation date is set for July 2024.

The regulation by the TFDA does not apply to any other jurisdiction, and compliance with the Taiwan regulations for our products does not help or minimize the regulation of our types of products in any other jurisdiction in which we may market our products or services. Therefore, as we expand our business, we will have to comply with local laws governing our products before we may sell in jurisdictions other than Taiwan. This compliance requirement may delay

Medical Device Act

The definition of medical device is provided in Article 3, Section 1 of Taiwan Medical Device Act. Pursuant to the law, the definition of medical device is that the instruments, machines, apparatus, materials, software, reagents for in vitro use, and related articles thereof, whose design and use achieve one of the following primary intended actions in or on the human body by other than pharmacological, immunological, metabolic, or chemical means:

a. Diagnosis, treatment, alleviation, or direct prevention of human diseases.

b. Modification or improvement of the structure and function of human body.

c. Control of conception.

Since the Company products do not cause any medical effects, they are not medical devices under Taiwan Medical Device Act. Thus, the Company is not required to apply for any operating licenses. The Company’s products are not required to apply for any permit as well. However, since the Company products are not medical devices, the Company is not permitted to claim their product having curative effects according to Medical Device Act. The Company keeps aware of not violating this rule when advertising the products.

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Importer/Exporter Certificate

The Company has obtained a Certificate of Exporter/Importer Registration from Bureau of Foreign Trade, Ministry of Economic Affairs, Taiwan dated 23 March 2017. This certificate serves as a license for importer to apply for further licenses such as import/export licenses for individual shipment. The Company has renewed its certificates on 15 August 2021.

Employees

Successful execution of our strategy is largely dependent on attracting, developing and retaining key employees and members of our management team. The skills, experience and industry knowledge of our employees significantly benefit our operations and performance. We continuously evaluate, modify, and enhance our internal processes and technologies to increase employee engagement, productivity, and efficiency and provide the opportunities, skills, and resources they need to be successful.

We currently have 63 active full-time employees. However, we may engage, and have in the past utilized, the services of consultants, independent contractors, and other non-employee professionals. Additional employees may be hired in the future depending on need, available resources, and our achieved growth.

Legal Proceedings

We are currently not party to any material legal proceedings. We may from time to time become involved in litigation relating to claims arising from our ordinary course of business. These claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources.

MANAGEMENT

Information about our Directors and Officers

Directors are to be elected each year by our stockholders at an annual meeting. Each director holds his office until his successor is elected and qualified or resignation or removal. Executive officers are appointed by our board of directors. Each executive officer holds his office until he/she resigns or is removed by the board of directors or his/her successor is appointed and qualified. The Company’s current directors are set forth below:

Name	Age	Positions & Committees
Chen, Wen-Chun	44	President / Director
Wu, Yu-Min	51	Chief Executive Officer /Director
Wu, Ya-Chin	20	Director
Tseng, Ying-Kuei	46	Chief Financial Officer
Meng, Zhao -Hua	53	General Manager
Yang, Tsen-Lin	48	Audit Associate

Certain biographical information with respect to the Company’s current directors and officers is set forth below. The business address of each of the directors is 4F.-5, No. 3, Songjiang Rd.,Zhongshan District New Taipei City 104, Taiwan (R.O.C)

Directors and Executive Officers

Ms. Chen, Wen-Chun has served as our President and a Director since 2017. Ms. Chen was awarded as Honorary Doctorate in Naturopathic Medicine by David University. She is also certificated as a senior lecturer of Naturopathic Medicine in Beijing, China.

Mr. Wu, Yu-Min has served as our Chief Executive Officer and a Director since 2017. Mr. Wu studied naturopathic medicine of negative ion, designed and developed the vapor physiotherapy equipment with President Chen.

Ms. Tseng, Ying-Kuei has served as our Chief Financial Officer since 2021. Prior to joining us, Ms. Tseng was with AC&C International Co., Ltd., a company mainly engaged in wine sales and various investment businesses, from 2020 to 2021, most recently as the Assistant Manager of the finance department. Prior to joining Jun Tai International Co., Ltd., Ms. Tseng served as the manager of the finance department and spokesperson of IoT Intelligence Co., Ltd., an IoT-related software research and development and platform operation company, from 2015 to 2018.

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Mr. Meng, Zhao-Hua has served as our General Manager since 2020. Prior to joining us, Mr. Meng was with Longlin Construction Company from 2018 to 2020, most recently as the Executive Consultant. Prior to this, Mr. Meng was with Infinity Tech Marketing Co., Ltd., a company specializing in dietary supplements marketing, from 2009 to 2012, most recently as Chief Marketing Officer. Prior to joining Infinity Tech Marketing Co., Ltd., Mr. Meng served as Deputy General Manager of Chuu Feng Business Co., Ltd., a company engaged in various investment businesses, from 2003 to 2009.

Ms. Yang, Tsen-Lin has served as our Audit Associate since 2021. Prior to joining us, Ms. Yang was with KPMG Accounting Firm, a global accounting firm providing audit, tax and advisory services, from 1997 to 2020, most recently as the Associate Director. Ms. Yang received her M.B.A. from Taipei Medical University, Taiwan, and her undergraduate degree from Chinese Culture University, Taiwan.

Ms. Wu, Ya-Chin has been a Director since 2017. Ms. Wu has assisted to study on naturopathic medicine of negative ion with President Chen and CEO Wu. Ms. Wu devoted her efforts much to the company’s establishment. Ms. Wu is currently preparing to apply for pursuing her undergraduate degree.

Family Relationships

Ms. Chen, Wen-Chun and Mr. Wu, Yu-Min are a couple. Ms. Wu, Ya-Chin is their daughter.

Director Independence

None of our directors are independent by any of the definitions of the SEC or a US national exchange.

Board and Committees of the Board

Our Board is responsible for overseeing the management of our business. We keep our directors informed of our business at meetings and through reports and analyses presented to the Board and the committees of the Board. Regular communications between our directors and management also occur outside of formal meetings of the Board and committees of the Board.

At this time, the Company is not required to have and currently does not have an audit committee, nominations committee or a compensation committee. The Company’s Board performs the same functions of an audit committee, including recommending a firm of independent certified public accountants to audit the financial statements; reviewing the auditors’ independence, the financial statements and their audit report; and reviewing management’s administration of the system of internal accounting controls. Additionally, the Board performs the functions of a nominations committee and compensation committee. The directors believe that it is not necessary to have such committees at this time, because the functions of such committees can be adequately performed by the Board.

Although the Company does not have and is not required to have an audit committee, the Board has determined that Ms. Wu qualifies as an “audit committee financial expert” as a result of his/her past business experience and education.

The directors believe that it is not necessary to have such committees at this time, because the functions of such committees can be adequately performed by the Board.

Stockholder Communications with Directors

Stockholders may communicate with the Board by sending a letter to the Corporate Secretary, No 118 Yongyuan Rd., Yonghe District, New Taipei City, Taiwan. Each communication must set forth the name and address of the stockholder on whose behalf the communication is sent and should indicate in the address whether the communication is intended for the entire Board, the non-employee directors as a group or an individual director. Each communication will be screened by the Corporate Secretary or his designee to determine whether it is appropriate for presentation to the Board or any specified director(s). Examples of inappropriate communications include junk mail, spam, mass mailings, resumes, job inquiries, surveys, business solicitations and advertisements, as well as unduly hostile, threatening, illegal, unsuitable, frivolous, patently offensive or otherwise inappropriate material. Communications determined to be appropriate for presentation to the Board, or the director(s) to whom they are specifically addressed, will be submitted to the Board or such director(s) on a periodic basis. Any communications that concern accounting, internal control or auditing matters will be handled in accordance with procedures adopted by the Board of Directors.

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Code of Business Conduct and Ethics

Our Board has adopted a Code of Business Conduct and Ethics, which is available for review on our website atand is also available in print, without charge, to any stockholder who requests a copy by writing to us at No 118 Yongyuan Rd., Yonghe District, New Taipei City, Taiwan, Attention: Corporate Secretary. Each of our directors, employees and officers, including our Chief Executive Officer, and all of our other principal executive officers, are required to comply with the Code of Business Conduct and Ethics. There have not been any waivers of the Code of Business Conduct and Ethics relating to any of our executive officers or directors in the past year.

Conflict of Interest

The Company has not adopted any set policies or procedures for the review, approval, or ratification of any transaction between the Company and any executive officer, director, nominee to become a director, 10% shareholder, or family member of such persons, required to be reported under paragraph (a) of Item 404 of Regulation S-K promulgated by the SEC. The board of directors does, however, consider conflicts of interest in the approval of matters put to the board and will follow the legal requirements of the State of Wyoming and general practices of good governance.

Indemnification; Insurance

Under the Nevada Revised Statutes and pursuant to our charter and bylaws, as currently in effect, the Company may indemnify the Company’s officers and directors for various expenses and damages resulting from their acting in these capacities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our officers and directors pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The Company may secure insurance on behalf of any person who is or was or has agreed to become a director or officer of the Company for any liability arising out of his actions, regardless of whether the Nevada Revised Statues would permit indemnification.

COMPENSATION

Director Compensation Program

We reimburse directors for out-of-pocket expenses they incur when attending meetings of the Board. Salaried or otherwise compensated executives who serve as directors do not receive any compensation for their services as directors. Directors’ compensation for persons that are not salaried or otherwise compensation as employed by the Company will have their compensation arrangements determined on an individual basis by the Board, as it deems appropriate.

Executive Compensation

Summary Executive Compensation Table

The following table summarizes compensation earned by or awarded or paid to our named executive officers for the years ended December 31, 2020 and 2021.

Name and Principal Position	Year	Salary (in USD)	Bonus (in NTD)	Stock Awards	Option Awards	Non-equity Incentive Plan Compensation	Non-qualified Deferred Compensation Earnings	All Other Compensation	Total (in USD)
Chen,	2017	$81,700	ZERO	ZERO	ZERO	ZERO	ZERO	ZERO	$408,500
Wen-Chun	2018	$81,700
President	2019	$81,700
	2020	$81,700
	2021	$81,700
Wu, Yu-Min	2017	$20,400	ZERO	ZERO	ZERO	ZERO	ZERO	ZERO	$102,000
Chief	2018	$20,400
Executive	2019	$20,400
Officer	2020	$20,400
	2021	$20,400
Tseng, Ying-Kuei Chief Financial Officer	2021	$1,357							$1,357
Meng, Zhao -Hua	2020	$28,500	ZERO	ZERO	ZERO	ZERO	ZERO	ZERO	$57,000
General Manager	2021	$28,500
Yang, Tsen-Lin Accounting Associate	2021	$1,923	ZERO	ZERO	ZERO	ZERO	ZERO	ZERO	$1,923

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Outstanding Equity Awards

The Company does not have any outstanding equity awards held by our named executive officers as of December 31, 2021.

Compensation Agreements with Named Executive Officers

The Company does not have any written employment agreements.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Ms. Wen-Chun Chen and Mr. Yu-Min Wu are spouses. Ms. Ya-Chin Wu is their daughter.

There is no agreement between Ms. Chen and SHONGHOYA regarding the use of Tourmaline.

PRINCIPAL STOCKHOLDERS

The following table sets forth the shares of our common stock beneficially owned by (i) each of our directors, (ii) each of our named executive officers, (iii) all of our directors and executive officers as a group, and (iv) all persons known by us to beneficially own more than 5% of our outstanding common stock.

The Company has determined the beneficial ownership shown on this table in accordance with the rules of the SEC. Under these rules, shares are considered beneficially owned if held by the person indicated, or if such person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares the power to vote, to direct the voting of and/or to dispose of or to direct the disposition of such shares. A person is also deemed to be a beneficial owner of shares if that person has the right to acquire such shares within 60 days through the exercise of any warrant, option or right or through conversion of a security. Except as otherwise indicated in the accompanying footnotes, the information in the table below is based on information as of the date of this prospectus. Unless otherwise indicated in the footnotes to the following table, each person named in the table has sole voting and investment power with respect to shares of common and preferred stock and the address for such person is c/o 4F.-5, No. 3, Songjiang Rd., Zhongshan Dist., Taipei City 104, Taiwan

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percentage (2)

Executive Officers and Directors
Wen-Chun Chen	15,631,062	43.70%
Yu-Min Wu	9,508,000	22.90%
Ya-Chin Wu	100,000	0.20%
Ying-Kuei Tseng	0	0%
Zhao -Hua Meng	100,000	0.20%
Tsen-Lin Yang	0	0%

Directors and executive officers as a group (6 persons)	25,339,062	67.00%

Five Percent Stockholders
Wen-Chun Chen	15,631,062	. %
Yu-Min Wu	9,508,000	22.90%

(1)	Based on a total of 41,504,267 shares of the Company’s common stock issued and outstanding as of May 12, 2022.

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DESCRIPTION OF CAPITAL STOCK

General

The following is a summary of information concerning capital stock of the Company. The summaries and descriptions below do not purport to be complete statements of the relevant provisions of the Company’s articles of incorporation, as amended, and amended and by-laws, and are entirely qualified by these documents.

The Company is authorized to issue common stock. No preferred stock is authorized at this time; but the Company plans on obtaining shareholder authority to amend the articles of incorporation to add blank check preferred stock. The Company does not have any plans to issue any preferred stock at this time.

Common Stock

Our articles of incorporation, as amended, currently authorizes us to issue up to 1,800,000,000 shares of Common Stock, par value $.001.

Subject to prior dividend rights of the holders of any shares of issued and outstanding preferred stock of the Company, holders of shares of Common Stock are entitled to receive dividends when, as and if declared by the Board out of funds legally available for that purpose.

Each share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. Holders of shares of common stock do not have cumulative voting rights. The holders of a majority of the shares of common stock present and entitled to vote in the election of directors can elect all directors standing for election.

Annual meetings of the Company are held as set by the Board of Directors from time to time. Special meetings of the stockholders may be called by the president or the secretary by resolution of the Board of Directors or at the request in writing of stockholders owning a majority in amount of the entire capital stock of the Company, that is issued and outstanding and entitled to vote. A stockholder request for a meeting must state the purpose of the proposed meeting and is limited to those purposes. Meetings may be held at any place stated in the notice. A quorum at a meeting is at least ten percent of the issued and outstanding capital stock entitled to vote of the Company. Any action which may be taken by the vote of the stockholders at a meeting may be taken by written consent of stockholders holding at least a majority of the voting power,

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The holders of two-thirds of the outstanding shares of stock entitled to vote may at any time peremptorily terminate the term of office of all or any of the directors by vote at a meeting called for that purpose or by a consent.

In the event of any liquidation, dissolution or winding up of the Company, after the satisfaction in full of the liquidation preferences of holders of any shares of issued and outstanding preferred stock, holders of shares of common stock are entitled to ratable distribution of the remaining assets available for distribution to stockholders. The shares of common stock are not subject to redemption by operation of a sinking fund or otherwise. Holders of shares of common stock are not currently entitled to pre-emptive rights.

The issued and outstanding shares of common stock are fully paid and non-assessable. Any additional shares of common stock that the Company may issue in the future will also be fully paid and non-assessable.

Anti-takeover provisions

We are governed by the provisions of Nevada Revised Statutes 78.378 to 78.3793 because we are incorporated in Nevada, which prohibits a person who owns in excess of ten percent (10%) of our outstanding voting stock from merging, consolidating or combining with us for a period of three years after the date of the transaction in which the person acquired in excess of ten percent (10%) of our outstanding voting stock, unless the merger, consolidation or combination is approved in a prescribed manner. Any provision in our Articles of Incorporation or our Bylaws or Nevada law that has the effect of delaying or deterring a change in control could limit the opportunity for our Shareholders to receive a premium for their shares of our common stock and could also affect the price that some investors are willing to pay for our common stock.

Limitation of Liability and Indemnification of Directors and Officers

Our articles of incorporation and bylaws provide that our directors and officers will be indemnified by us to the fullest extent authorized by Nevada law as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with their service for or on our behalf. In addition, our articles of incorporation provides that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, except for liability (i) for any appropriation by a director, in violation of his or her duties, of any business opportunity of the company, (ii) for acts or omissions which involve intentional misconduct or a knowing violation of the law, (iii) with respect to illegal dividends or redemptions, or (iv) for any transaction from which the director received an improper personal benefit. Our bylaws also permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Nevada law would permit indemnification.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

There is no pending litigation or proceeding involving any of our directors or officers where indemnification by us would be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

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Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Nevada Agency & Transfer Company, with an address at 50 West Liberty Street, Suite 880 Reno, NV 89501, and their general telephone number is (775) 322-0626.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Golenbock Eiseman Assor Bell & Peskoe LLP, New York, New York. Certain matters of Taiwan law discussed in this document have been passed upon by KPMG Law Firm, Taipei, Taiwan.

EXPERTS

The consolidated financial statements of Shongnoya International Group, Inc. as of December 31, 2021 and 2020 and for the years then ended included in this prospectus have been so included in reliance on the report of KCCW Accountancy Corp., an independent registered public accounting firm, which are included herein, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the shares of common stock being offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.

After the date of this prospectus, we will be subject to the information and periodic requirements of the Exchange Act and, in accordance therewith, we will file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address is www.sec.gov. You may access our annual reports on Form 10-K, quarterly reports on Form10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC.

We also maintain a website at https://www.shonghoya.com.The reference to our website does not constitute incorporation by reference of the information contained on or accessible through our website, and you should not consider the contents of our website in making an investment decision with respect to our common stock.

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INDEX TO FINANCIAL STATEMENTS

Shonghoya Intl. Group, Inc.

Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

F-1

F-2

Audit ● Tax ● Consulting ● Financial Advisory Registered with Public Company Accounting Oversight Board (PCAOB)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Shonghoya Intl. Group, Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Shonghoya Intl. Group, Inc and its subsidiary (the “Company”) as of December 31, 2021 and 2020, and the related consolidated statements of operation and comprehensive income (loss), stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2021, and the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there are no critical audit matters.

/s/ KCCW Accountancy Corp.

We have served as the Company’s auditor since 2021.

Los Angeles, CA April 30, 2022

KCCW Accountancy Corp.

5042 Wilshire Blvd., #30011, Los Angeles, CA 90036, USA

Tel: +1 323 867 9880 ● Fax: +1 323 375 0500 ● info@kccwcpa.com

F-3

SHONGHOYA INTL. GROUP, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2021	2020
ASSETS
Current assets
Cash	$219,013	$117,110
Accounts receivable, net	1,664,344	10,330
Inventory, net	369,492	190,759
Prepaid and other current assets	383,690	1,062,505
Total current assets	2,636,539	1,380,704

Machinery and office equipment, net	430,951	11,685
Prepayment for equipment purchases	448,951	-
Refundable deposits	190,003	142,123
Intangible asset, net	10,247	-
Deferred tax assets, net	714	-
Right-of-use assets	1,907,790	1,385,986

TOTAL ASSETS	$5,625,195	$2,920,498

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable	$1,634,778	$26,018
Accrued expenses and other current liabilities	332,304	150,764
Due to related parties	315,596	1,237,362
Long-term bank loan, current portion	69,454	-
Lease liabilities, current portion	363,711	178,853
Income tax payable	298,401	-
Total current liabilities	3,014,244	1,592,997

Long-term bank loan, noncurrent portion	285,619	-
Other liabilities, noncurrent portion	-	362,327
Lease liabilities, noncurrent portion	1,642,805	1,229,888
Total liabilities	4,942,668	3,185,212

Stockholders’ Equity (Deficit)
Common stock; $0.001 par value; 1,800,000,000 shares authorized, 31,504,267 shares issued and outstanding	31,504	31,504
Additional paid-in capital	7,440,170	7,406,620
Accumulated deficit	(6,794,084)	(7,692,029)
Accumulated other comprehensive income (loss)	4,937	(10,809)
Total stockholders’ equity (deficit)	682,527	(264,714)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$5,625,195	$2,920,498

F-4

SHONGHOYA INTL. GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	For the Year Ended	For the Year Ended
	December 31,	December 31,
	2021	2020

Net revenue	$5,520,836	$156,426
Cost of revenue	3,131,577	116,125

Gross profit	2,389,259	40,301

Operating expenses	1,455,651	367,469

Income (loss) from operations	933,608	(327,168)

Other income (expenses)
Other income, net	317,711	25,615
Interest expense	(52,608)	(14,334)
Loss on sale of assets	(5,278)	(1,029)
Total other income, net	259,825	10,252

Income (loss) before income taxes	1,193,433	(316,916)
Income tax expense	295,488	-

NET INCOME (LOSS)	897,945	(316,916)

Foreign currency translation adjustments, net of related tax effects	15,746	(9,832)
COMPREHENSIVE INCOME (LOSS)	$913,691	$(326,748)

NET INCOME (LOSS) PER COMMON SHARE, BASIC AND DILUTED	$0.03	$(0.03)

BASIC AND DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	31,504,267	12,599,939

F-5

SHONGHOYA INTL. GROUP, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

					Accumulated
			Additional		Other	Total
	Common Stock		Paid-In	Accumulated	Comprehensive	Stockholders’
	Shares	Amount	Capital	Deficit	income (loss)	Equity

Balance at December 31, 2019	1,503,804	$1,504	$7,406,620	$(7,375,113)	$(977)	$32,034

Reverse split rounding of shares	463	-	-	-	-	-
Issuance of common stock for related party debt	30,000,000	30,000	-	-		30,000
Changes in foreign currency translation adjustment	-	-	-	-	(9,832)	(9,832)
Net loss	-	-	-	(316,916)	-	(316,916)

Balance at December 31, 2020	31,504,267	$31,504	$7,406,620	$(7,692,029)	$(10,809)	$(264,714)

Recapitalization of SHTL	-	-	33,550	-	-	33,550
Changes in foreign currency translation adjustment	-	-	-	-	15,746	15,746
Net income	-	-	-	897,945	-	897,945

Balance at December 31, 2021	31,504,267	$31,504	$7,440,170	$(6,794,084)	$4,937	$682,527

F-6

SHONGHOYA INTL. GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended
	December 31,
	2021	2020

Cash flows from operating activities
Net income (loss)	$897,945	$(316,916)
Adjustments to reconcile net income (loss) to net cash provided (used in) operating activities:
Depreciation	388,336	80,120
Loss on sale of assets	5,278	1,029
Deferred income taxes	(714)	-
Change in operating assets and liabilities:
Accounts receivable	(1,654,014)	(10,330)
Inventory	(178,733)	(175,067)
Prepaid and other current assets	678,815	(1,019,505)
Accounts payable	1,608,760	10,330
Accrued expenses and other current liabilities	530,686	131,694
Other liabilities	(362,327)	362,327
Income tax payable	298,401	-
Lease liabilities	75,971	22,755
Net cash provided by (used in) operating activities	2,288,404	(913,563)

Cash flows from investing activities
Deposit proceeds	(47,880)	(142,123)
Prepayment for equipment purchases	(448,951)	-
Proceed from sale of asset	2,729	-
Purchase of intangible asset	(10,247)	-
Purchase of property and equipment	(815,609)	(85,368)
Net cash used in investing activities	(1,319,958)	(227,491)

Cash flows from financing activities
Proceeds from long-term bank loan	355,073	-
Due to related parties	(1,237,362)	1,267,362
Net cash provided by (used in) financing activities	(882,289)	1,267,362

Effect of exchange rate changes	15,746	(9,832)

Increase in cash	101,903	116,476
Cash, beginning of period	117,110	634
Cash, end of period	$219,013	$117,110

Cash paid for:
Interest	$568	$-
Income taxes	$-	$-

Supplemental disclosure of cash flow information:
Noncash investing and financing activities:
Issuance of common stock to settle related party debt	$-	$30,000
Recapitalization of SHTL	$33,550	$-

F-7

SHONGHOYA INTL. GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021

NOTE 1 – NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Shonghoya Intl. Group, Inc. (the “Company”) was incorporated in the state of Nevada on April 27, 2005 as Puppy Zone Enterprises, Inc. The Company changed its name to Actiga Corp. on January 7, 2008, to Avisio, Inc. on August 20, 2009, to Deal a Day Group Corp. on November 3, 2011, and to Shonghoya Intl. Group, Inc. on May 22, 2020. The Company’s fiscal year-end is December 31.

Acquisition of Shonghoya Int’l Trading Co. – On April 23, 2021, the Company entered into a Purchase and Sale Agreement (the “Agreement”) by and between the Company and the Ms. Wen-Chun Chen (the “Seller”), which Agreement provides for the purchase of 100% of the equity of Shonghoya Int’l Trading Co. (“SHTL”), a Taiwan corporation for the amount of $110,000, paid by Ms. Chen.

SHTL develops and sales of negative ion products and equipment using the elements endowed by nature to heal and relax the body through deep perspiration and bathing of negative ions. The Company operates ten (10) wellness centers in Asia for marketing and sales.

Immediately prior to closing of the Agreement, Ms. Chen was also the majority shareholder of SHTL. As a result of the common ownership upon closing of the transaction, the acquisition was considered a common-control transaction and was outside the scope of the business combination guidance in ASC 805-50. The entities are deemed to be under common control as of April 23, 2021, which was the date that the majority shareholder acquired control of the Company and, therefore, held control over both companies.

Pursuant to ASC 250-10 and ASC 805-50, the transaction resulted in a change in the reporting entity and was recognized retrospectively for all periods during which the entities were under common control. For common control transactions that result in a change in the reporting entity and for which both receiving entity and the transferring entity were not under common control during the entire reporting period, it is necessary to determine which entity is the predecessor. The predecessor is the reporting entity deemed to be the receiving entity for accounting purposes in a common-control transaction. The predecessor is not always the entity that legally receives the net assets or equity interests transferred. Comparative financial information shall only be adjusted for periods during which the entities were under common control. Since common control between the Company and SHTL did not occur until the current period, the comparative information does not need to be combined. Accordingly, for periods in which the combining entities were not under common control, the comparative financial statements presented are those of the entity that is determined to be the predecessor up to the date at which the entities became under common control. SHTL was determined to be the predecessor entity and, therefore, was deemed to be the receiving entity for accounting purposes. Additionally, the consolidated financial statements and financial information presented for prior periods has been restated to reflect the financial position and results of operations of SHTL.

Assets acquired and liabilities assumed are reported at their historical carrying amounts and any difference between the proceeds transferred is recognized in additional paid-in capital. These consolidated financial statements include the accounts of the Company since the date common control commenced and the historical accounts of SHTL since inception.

Basis of Presentation – The Company maintains its accounts on the accrual method of accounting in accordance with accounting principles generally accepted in the United States of America (GAAP). Accounting principles and the methods of applying those principles that materially affect the determination of financial position, results of operations, and cash flows are summarized below.

F-8

SHONGHOYA INTL. GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021

Basis of Consolidation – The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, SHTL. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates – The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements. Actual results could differ from those estimates.

Revenue From Contracts With Customers – In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2014-09, Revenue From Contracts With Customers (Topic 606), establishing a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers. This update provides a five-step analysis in determining when and how revenue is recognized. This model requires revenue recognition to depict the transfer of promised goods or services to customers in an amount that reflects the consideration the Company expects to receive in exchange for those goods or services. The Company adopted the new standard effective January 1, 2020 using the modified retrospective method. The adoption resulted in no changes in sales or stockholder’s deficit as of January 1, 2020.

The Company analyzes contracts to determine the appropriate revenue recognition using the following steps: (1) identification of contracts with customers; (2) identification of distinct performance obligations in the contract; (3) determination of contract transaction price; (4) allocation of contract transaction price to the performance obligations; and (5) determination of revenue recognition based on timing of satisfaction of the performance obligation. The Company recognizes revenues upon the satisfaction of its performance obligations (upon transfer of control of promised goods or services to customers) in an amount that reflects the consideration to which it expects to be entitled to in exchange for those goods or services. Revenues are net of returns, trade discounts and rebates.

Risk and Uncertainties – On March 11, 2020, the World Health Organization declared the novel strain of coronavirus (COVID-19) a global pandemic and recommended containment and mitigation measures worldwide. During the COVID-19 pandemic, the Company’s services have not been materially interrupted. As the situation continues to evolve, the Company is closely monitoring the impact of the COVID-19 pandemic on all aspects of their business. The Company believes the ultimate impact of the COVID-19 pandemic on their operating results, cash flows and financial condition is likely to be determined by factors which are uncertain, unpredictable and outside of their control. The situation surrounding COVID-19 remains fluid, and if disruptions do arise, they could materially and adversely impact their business. The Company is monitoring the volatility in market prices as a result of government shutdowns driven by the impact of the COVID-19 virus and will continually assess the need for additional measures to mitigate risks.

Cash – The Company considers cash on hand, cash in banks, and other highly liquid instruments with original or remaining maturities of three months or less at date of purchase to be cash and cash equivalents.

Accounts Receivable – The Company extends credit to customers in the normal course of business and generally does not require collateral for accounts receivable. The Company performs ongoing credit evaluations of customers’ financial conditions. Management reviews the collectability of customer receivables and will make specific provisions, as needed to record bad debt expense for amounts deemed uncollectible. As of December 31, 2021, and 2020, the Company recognized bad debt allowance of $386 and $nil, respectively.

F-9

SHONGHOYA INTL. GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021

Inventory – Inventories, consisting of finished goods and goods in transit, are primarily accounted for using the weighted average cost method of accounting. Inventories are measured at the lower of cost and net realizable value. The Company estimates the net realizable value of inventories based on an assessment of expected sales prices. As of December 31, 2021, and 2020, the Company recognized inventory reserve of $3,441 and $nil, respectively.

Machinery and Office Equipment – Machinery and office equipment are recorded at cost. Repair and maintenance costs that do not improve service potential or extend economic life are expensed as incurred. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets. The useful lives of machinery and office equipment are included in Note 6.

Impairment of Long-Lived Assets – Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the carrying amount of the asset exceeds its estimated undiscounted net cash flows, including interest, an impairment charge is recognized for the amount by which the carrying amount of the asset exceeds its fair value. No impairment was deemed necessary as of December 31, 2021 and 2020.

Fair Value of Financial Instruments – The Financial Accounting Standards Board (FASB) Accounting Standards Codification 820, Fair Value Measurement and Disclosures, requires certain disclosures regarding the fair value of financial instruments. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A three-level fair value hierarchy prioritizes the inputs used to measure fair value. The hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

●	Level 1 - Quoted prices in active markets for identical assets and liabilities.

●	Level 2 - Quoted prices in active markets for similar assets and liabilities, or other inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

●	Level 3 - Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets and liabilities. This includes certain pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs.

The Company considers the recorded value of its financial assets and liabilities, which consist primarily of cash, accounts receivable, accounts payable, bank loan, income taxes payable, lease liabilities, and to approximate the fair value of the respective assets and liabilities at December 31, 2021 and 2020 based upon the short-term nature of the assets and liabilities.

Leases – Effective January 1, 2021, the Company adopted new accounting guidance for leases (“ASC 842”) which requires the recognition of lease assets and lease liabilities on the consolidated balance sheet and certain disclosures. Under this new guidance, leases are classified as either finance or operating leases. The Company leases multiple store space; all of the Company’s leases are classified as operating leases. These leases have varying terms and expired at various dates through 2030.

At the inception of a contract, the Company determines if the arrangement is, or contains, a lease. Right-of-use (ROU) assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent its obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term.

F-10

SHONGHOYA INTL. GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021

Foreign Currency Translations – SHTL’s functional currency is in New Taiwan Dollars (“NTD”). All transactions are translated into U.S. dollars in accordance with ASC 830-30, “Translation of Financial Statements,” as follows:

1)	Monetary assets and liabilities at the rate of exchange in effect at the balance sheet date.
2)	Equity at historical rates.
3)	Revenue and expense items at the average rate of exchange prevailing during the period.

Adjustments arising from such translations are deferred until realization and are included as a separate component of stockholders’ equity as a component of comprehensive income or loss. Therefore, translation adjustments are not included in determining net income (loss) but reported as other comprehensive income (loss). Gains and losses from foreign currency transactions are included in earnings in the period of settlement.

Income Taxes – The Company uses the liability method of accounting for income tax in accordance with GAAP. Income taxes are provided for the tax effects of transactions reported in the balance sheet and consist of taxes currently due plus deferred taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statements carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Deferred income tax expense represents the change during the period in the deferred tax assets and deferred tax liabilities. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more-likely-than-not that some portion or all of the deferred tax assets will not be realized. The provision for income taxes represents the tax payable for the period and the change during the period in deferred tax assets or liabilities.

Uncertain tax positions are recognized in the consolidated financial statements only if that position is more-likely-than-not of being sustained upon examination by tax authorities, based on the technical merits of the position. The Company recognizes any interest and penalties related to uncertain tax positions in income tax expense. The Company has evaluated its tax positions and has concluded that there are no uncertain tax positions as of December 31, 2021 and 2020.

Share-Based Expense – ASC 718, Compensation – Stock Compensation, prescribes accounting and reporting standards for all share-based payment transactions in which employee services are acquired. Transactions include incurring liabilities, or issuing or offering to issue shares, options, and other equity instruments such as employee stock ownership plans and stock appreciation rights. Share-based payments to employees, including grants of employee stock options, are recognized as compensation expense in the financial statements based on their fair values. That expense is recognized over the period during which an employee is required to provide services in exchange for the award, known as the requisite service period (usually the vesting period).

F-11

SHONGHOYA INTL. GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021

Earnings (Loss) Per Share – The Company computes earnings per share (EPS) in accordance with Accounting Standards Codification 260, Earnings Per Share. Basic EPS is measured as the income or loss available to common stockholders divided by the weighted-average common shares outstanding for the period. Diluted EPS is similar to basic EPS but presents the dilutive effect on a per share basis of potential common shares (e.g., convertible securities, options, and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential common shares that have an anti-dilutive effect (i.e. those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS. There were no potentially dilutive shares of common stock outstanding for the years ended December 31, 2021 and 2020.

Concentration of Credit Risks – Financial instruments that potentially subject the Company to concentration of credit risks consist primarily of cash and cash equivalents and accounts receivable, the balances of which are stated on the consolidated balance sheets which represent the Company’s maximum exposure. The Company places its cash in good credit quality financial institutions. Concentration of credit risks with respect to accounts receivables is linked to the concentration of revenue. To manage credit risk, the Company performs ongoing credit evaluations of customers’ financial condition. Cash and cash equivalents and restricted cash consist of cash deposits which typically exceed insured limits and are placed with international financial institutions. The Company has not experienced any material losses related to these concentrations during the periods presented.

Advertising Costs – Advertising costs are expensed as incurred. Advertising costs are included in general and administrative expenses in the accompanying consolidated statements of income, totaled $71,859 and $nil for the years ended December 31, 2021 and 2020, respectively.

Segment Reporting – FASB 280, “Segment Reporting”, establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organizational structure as well as information of the Company’s business segments, geographical areas, segments and major customers. The Company uses the “management approach” in determining reportable operating segments. The management approach considers the internal organization and reporting used by the Company’s chief operating decision maker for making operating decisions and assessing performance as the source for determining the Company’s reportable segments. The chief operating decision maker is the Company’s president and Chief Executive Officer (“CEO”). Management, including the chief operating decision maker, reviews operating results of different products at revenue level with no allocation of operating costs. Consequently, based on management’s assessment, the Company has determined that it has only one operating segment as defined by FASB ASC 280.

Recent Accounting Pronouncements – In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments – Credit Losses”, which will require the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. Subsequently, the FASB issued ASU No. 2018-19, Codification Improvements to Topic 326, to clarify that receivables arising from operating leases are within the scope of lease accounting standards. Further, the FASB issued ASU No. 2019-04, ASU 2019-05, ASU 2019-10, ASU 2019-11 and ASU 2020-02 to provide additional guidance on the credit losses standard. For all other entities, the amendments for ASU 2016-13 are effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years, with early adoption permitted. Adoption of the ASUs is on a modified retrospective basis. The Company adopted ASU 2016-13 on January 1, 2021. The adoption of the ASU2016-13 has immaterial effect to the Company’s consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12, Simplifying the Accounting for Income Taxes, as part of its Simplification Initiative to reduce the cost and complexity in accounting for income taxes. This standard removes certain exceptions related to the approach for intra period tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. It also amends other aspects of the guidance to help simplify and promote consistent application of GAAP. The amendments in these ASUs are effective for the Company’s fiscal years, and interim periods within those fiscal years beginning October 1, 2022. The Company does not expect to early adopt this guidance and is in the process of evaluating the impact of adoption of this guidance on the Company’s consolidated financial statements.

F-12

SHONGHOYA INTL. GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021

NOTE 2 –REVENUES

The following table disaggregates revenue by significant revenue type for the years ended December 31, 2021 and 2020:

	2021	2020

Product revenues	$3,918,497	$156,426
Renovation revenues	1,506,690	-
Service revenues	95,649	-

Net revenue	$5,520,836	$156,426

There were no significant contract liabilities or transaction price allocations to any remaining performance obligations as of December 31, 2021 and 2020.

NOTE 3 – RELATED PARTY TRANSACTIONS

At December 31, 2020, the Company had outstanding balances of $1,237,362, due to the Company’s at then controlling shareholder. The payable is due on demand with no interest. During the year ended December 31, 2020, the Company received related party advances of $1,267,362.

During the year ended December 31, 2021, the Company repaid related party debts of $1,237,362.

At December 31, 2021, the Company had outstanding balances of $315,596 due to Ms. Chen.

NOTE 4 – ACCOUNTS RECEIVABLE

As of December 31, 2021, and 2020, accounts receivable consisted of the following:

	2021	2020

Accounts receivable	$1,664,730	$10,330
Accounts receivable - allowance for doubtful account	(386)	-

Accounts receivable, net	$1,664,344	$10,330

F-13

SHONGHOYA INTL. GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021

NOTE 5 – INVENTORY

As of December 31, 2021, and 2020, inventories consisted of the following:

	2021	2020

Merchandise inventory	$372,933	$190,759
Reserve	(3,441)	-

Total inventory	$369,492	$190,759

NOTE 6 – MACHINERY AND OFFICE EQUIPMENT

As of December 31, 2021, and 2020, machinery and office equipment, net consisted of the following:

	Estimated
	Useful Lives	2021	2020

Office improvement	10 years	$263,907	$-
Machinery and equipment	3 - 5 years	151,574	18,420
Office equipment	5 years	28,131	-
Other	3 years	17,319	-
Total property and equipment		460,931	18,420

Less: accumulated depreciation		(29,980)	(6,735)

Total property and equipment, net		$430,951	$11,685

Depreciation expense for the years ended December 31, 2021 and 2020 was $388,336 and $80,120, respectively.

NOTE 7 – ACCRUED LIABILITIES

As of December 31, 2021, and 2020, accrued liabilities consisted of the following:

	2021	2020

Contract liabilities	$136,119	$5,467
Deposits from third party	-	142,408
Accrued expenses	54,786	-
Payroll accruals	46,551	-
Value-added tax payable	57,574	-
Other payable	37,274	2,889

Total accrued liabilities	$332,304	$150,764

F-14

SHONGHOYA INTL. GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021

NOTE 8 – RIGHT-OF-USE ASSETS AND OPERATING LEASE LIABILITIES

In 2021, the Company adopted ASU No. 2016-02, Leases (Topic 842) on all the Company’s existing leases as of December 31, 2021. As the Company’s leases do not provide an implicit interest rate, the Company used its incremental borrowing rate based on the information available at the time of commencement in determining the present value of lease payments.

The weighted average remaining lease term and weighted average discount rate for operating leases liabilities at December 31, 2021 were as follows:

Right-of-use of assets	$1,907,790
Weighted average remaining lease term	6.12
Weighted average discount rate	2.6%

A maturity analysis of the Company’s operating leases liabilities are as follows:

For the Year Ending
December 31,	Amount

2022	$411,032
2023	386,156
2024	377,002
2025	349,970
2026	194,090
Thereafter	453,719
Total lease payments	2,171,969
Less: discount factor	(165,453)
Lease liabilities	2,006,516
Less: current portion of operating
lease liabilities	(363,711)

Operating lease liabilities, noncurrent	$1,642,805

For the year ended December 31, 2021, amortization of assets and liabilities was approximately $353,000 and $278,000, respectively.

NOTE 9 – BANK LOAN

On November 23, 2021, the Company entered into a five-year loan with Taiwan Business Bank for an amount of $360,800. The loan has an annual interest rate of 1.905% for the first year and an annual interest rate of 2.75% for the remaining term of the loan. As of December 31, 2021, the outstanding balance of this loan is $355,073. The loan is guaranteed by Small & Medium Enterprises Fund of Taiwan. For the year ended December 31, 2021, the Company recognized approximately $570 interest expense from this loan.

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SHONGHOYA INTL. GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021

The future maturities of the bank loan are as follows:

For the Year Ending
December 31,	Amount

2022	$69,454
2023	70,029
2024	71,979
2025	73,984
2026	69,627

Total	$355,073

NOTE 10 – STOCKHOLDERS’ EQUITY

On August 19, 2020, the Company issued 30,000,000 shares of common stock to the Company’s Chief Executive Officer for a repayment of debt totaling $30,000.

In April 2021 when the Company acquired SHTL, it recognized a capital contribution of $33,550 in stockholders’ equity as the result of recapitalization of an entity under common control.

As of December 31, 2021, and 2020, the Company has 31,504,267 shares of common stock outstanding.

NOTE 11 – INCOME TAX

U.S. – The Company is subject to a corporate income tax rate of 21%. The Company did not have assessable profits that were derived in the U.S. for the years ended December 31, 2021 and 2020. Therefore, no U.S. income tax provision has been provided for the years ended December 31, 2021 and 2020.

Taiwan – SHTL operates majorly in Taiwan, and this entity is subject to the 5% surtax rate and a corporate income tax rate of 20%.

For the year ended December 31, 2021, the Company recognized surtax expense of $41,543 under income tax expenses on the accompanying consolidated statements of operations.

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SHONGHOYA INTL. GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021

The actual income tax provision is reconciled from the amount computed by applying the Taiwan corporate income tax rate 20% to the income before income taxes as follows at December 31:

	2021	2020

Expected tax provision	$249,453	$-
Reconciling items:
Permanent differences/discrete items	4,492	-
Surtax - 5% in Taiwan	41,543	-

Income tax provision	$295,488	$-

The effective tax rate for the years ended December 31, 2021 and 2020 was 24.76% and nil%, respectively.

The tax effects of temporary differences that give rise to the deferred tax assets at December 31 are presented below:

	2021	2020

Deferred tax assets
Inventory valuation allowance	$688	$-
Unrealized foreign exchange loss	26	-

Total deferred tax assets	$714	$-

In assessing the Company’s ability to utilize its deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. Based on the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of these deductible differences. Future changes in estimates of taxable income or in tax laws may change the need for the valuation allowance.

As of December 31, 2020, the Company had approximately $11,300 in U.S. net operating loss (“NOL”) carryforwards that expire beginning in 2031. Under IRS Section 382, a corporation that undergoes an “ownership change”, as defined therein, is subject to limitations on its use of pre-change NOL carryforwards to offset future taxable income. The Company believes there is a 382 limitation on its NOLs that will substantially limit the use of its NOLs in the future, including disallowing the use of a material portion of its NOLs. The Company has recorded a valuation allowance on the entire NOL as it believes that it is more likely than not that the deferred tax asset associated with the NOLs will not be realized regardless of whether an “ownership change” has occurred.

As of December 31, 2021, the Company has federal net operating loss carryforwards of approximately $14,400 for the entity in the U.S. The Company recorded a full valuation allowance for the net operating losses as of December 31, 2021.

The Company files income tax return in the U.S. federal jurisdiction; and SHTL files income tax return in Taiwan. Generally, the Company will inventory tax positions related to tax items for all years where the statute of limitations for the assessment of income taxes has not expired. The Company and SHTL establishes reserves for positions taken on tax matters which, although considered appropriate under the regulations, could potentially be successfully challenged by authorities during a tax audit or review. Based on management evaluation, there is no provision necessary for material uncertain tax positions for the Company and SHTL as of December 31, 2021 and 2020.

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SHONGHOYA INTL. GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021

NOTE 12 – COMMITMENTS AND CONTINGENCIES

General Litigation – The Company may be subject to claims and lawsuits that arise primarily in the ordinary course of business. It is the opinion of management that the disposition or ultimate resolution of such claims and lawsuits will not have a material adverse effect on the financial position or results of operations of the Company.

Geopolitical Conflict – In February 2022, a military conflict between Ukraine and Russia began. The conflict could have far reaching impacts that may create significant social, economic, and political uncertainties. At this time, the Company is not aware of any material risk to the Company’s consolidated financial statements and cannot quantify the extent the military conflict has on the Company’s financial information.

Note 13 – Major Customers

The Company had two major customers, each of which represents more than 10% of the Company’s sales for the year ended December 31, 2021. Sales to and accounts receivable from these customers for the year ended and as of December 31, 2021 were $2,695,831 and $1,454,732, respectively.

The Company had one major customer which represents more than 10% of the Company’s sales for the year ended December 31, 2020. Sales to and accounts receivable from this customer for the year ended and as of December 31, 2020 were $116,059 and $nil, respectively.

Note 14 – Major Suppliers

The Company had two major suppliers, each of which represents more than 10% of the Company’s purchase for the year ended December 31, 2021. Purchases from and accounts payable to these suppliers for the year ended and as of December 31, 2021 were $2,203,520 and $1,579,511 respectively.

The Company had one major supplier which represents more than 10% of the Company’s purchase for the year ended December 31, 2020. Purchases from and accounts payable to these suppliers for the year ended and as of December 31, 2020 were $197,832 and $nil, respectively.

NOTE 15 – SUBSEQUENT EVENTS

In preparing these consolidated financial statements, the Company’s management has evaluated events and transactions for potential recognition or disclosure through the date the consolidated financial statements were available to be issued. Based on the Management’s evaluation, other than items listed below, there were no material events have occurred that require disclosure.

In February 2022, the Company obtained a 20-year term loan of NTD 34,400,000 (US $1,234,272) from a financial institution in Taiwan. The loan bears interest of 1.4% per annum, has a monthly payment of NTD164,418 (US $5,899), and is secured by one of the Company’s property.

In February 2022, the Company purchased a property, including land and building, in Taiwan and for NTD 43,000,000 (US $1,542,840). A deposit of NTD 9,000,000 (US $324,729) was paid in 2021 and was included on the balance sheet under prepaid and other current assets as of December 31, 2021. The remaining purchase price was paid by the proceeds from the term loan described above.

In April 2022, the Company agreed to issue Ms. Chen 7,000,000 shares of common stock for cash consideration of $700,000. The Company also agreed to issue Ms. Chen 3,000,000 shares of common stock for the related party payable the Company owes to Ms. Chen in the amount of $315,596.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.	Other Expenses of Issuance and Distribution

The following table sets forth all costs and expenses, other than underwriting discounts and commissions, paid or payable by us in connection with the sale of the common stock being registered. All amounts shown are estimates except for the SEC registration fee.

SEC registration fee		$185.50
Accounting fees and expenses		[●]
Legal fees and expenses		[●]
Transfer agent fees and expenses		[●]
Printing and related expenses		[●]
Miscellaneous expenses		[●]
Total	$	[●]

ITEM 14.	Indemnification of Directors and Officers

We are a Nevada corporation. The Nevada Revised Statutes (“NRS”) provides that the articles of incorporation of a Nevada corporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except that any such provision may not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) acts specified in Section 78 (concerning unlawful distributions), or (iv) any transaction from which a director directly or indirectly derived an improper personal benefit.

The NRS provides that a Nevada corporation must indemnify a person who was wholly successful, on the merits or otherwise, in defense of any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal, in which he or she was a party because the person is or was a director, against reasonable expenses incurred by him or her in connection with the proceeding, unless such indemnity is limited by the corporation’s articles of incorporation.

The NRS provides that a Nevada corporation may indemnify a person made a party to a proceeding because the person is or was a director against any obligation incurred with respect to a proceeding to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) or reasonable expenses incurred in the proceeding if the person conducted himself or herself in good faith and the person reasonably believed, in the case of conduct in an official capacity with the corporation, that the person’s conduct was in the corporation’s best interests and, in all other cases, his or her conduct was at least not opposed to the corporation’s best interests and, with respect to any criminal proceedings, the person had no reasonable cause to believe that his or her conduct was unlawful. A corporation may not indemnify a director in connection with any proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or, in connection with any other proceeding charging that the director derived an improper personal benefit, whether or not involving actions in an official capacity, in which proceeding the director was judged liable on the basis that he or she derived an improper personal benefit. Any indemnification permitted in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with such proceeding.

Under the NRS, unless otherwise provided in the articles of incorporation, a Nevada corporation may indemnify an officer, employee, fiduciary, or agent of the corporation to the same extent as a director and may indemnify such a person who is not a director to a greater extent, if not inconsistent with public policy and if provided for by its bylaws, general or specific action of its board of directors or shareholders, or contract.

Our articles of incorporation provide that we will indemnify to the fullest extent permitted by Nevada law any person made or threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (whether or not by or in the right of the Company) by reason of the fact that he or she is or was a director of the Company or is or was serving as a director, officer, employee or agent of another entity at the request of the Company or any predecessor of the Company against judgments, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses (including attorneys’ fees and disbursements) that he or she incurs in connection with such action or proceeding.

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Our articles of incorporation also provide that to the fullest extent permitted by NRS 78, a director or officer of the Company will not be personally liable to the company or its stockholders for damages for breach of fiduciary duty as a director or officer, provided that the foregoing will not eliminate or limit the liability of a director or officer for: (a) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or (b) the payment of distributions in violation of NRS 78.300.

ITEM 15.	Recent Sales of Unregistered Securities.

In the three years preceding the filing of this registration statement, we have issued the following securities that were not registered under the Securities Act:

1. In April 2022, we agreed to issue an aggregate of 3,000,000 shares of our common stock for the full satisfaction and extinguishment of the related party debt due from the Company to Ms. Wen-Chun Chen, in the amount of $315,596.

2. In April 2022, we agreed to issue an aggregate of 7,000,000 shares of our common stock to Ms. Wen-Chun Chen at $0.10 per share for an aggregate offering price of $700,000.

All the above transactions were made under an exemption from registration under the Securities Act of 1933, as amended, by reason of the exemptions provided by Section 4(2), as transactions that qualified under Regulation S.

ITEM 16.	Exhibits and Financial Statement Schedules

(a) Exhibits. We have filed the exhibits listed on the accompanying Exhibit Index of this Registration Statement.

(b) Financial Statement Schedules. All financial statement schedules are omitted because the information called for is not required or is shown either in the consolidated financial statements or in the notes thereto.

ITEM 17.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; or

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that Paragraphs (a)(1)(i), (ii), and (iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement.

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(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser: If the registrant is subject to Rule 430C (§230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(e) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(f) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, on the 13th day of May 2022.

SHONGHOYA INTERNATIONAL GROUP, INC.

By:	/s/ Wen-Chun, Chen
Wen-Chun, Chen
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Wen-Chun Chen and Yu Han, Hsieh, acting separately, as his/her true and lawful attorney-in-fact and agent with full power of substitution, for him/her in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact, proxy and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, proxy and agent, or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Wen-Chun Chen	Chief Executive Officer and Director	05/13/2022
Wen-Chun, Chen	(Principal Executive Officer)

/s/ Tseng Ying-Kuei	Chief Financial Officer	05/13/2022
Ms. Tseng, Ying-Kuei	(Principal Financial and Accounting Officer)

/s/ Yu-Min Wu	Director	05/13/2022
Yu-Min, Wu

/s/ Yu Han Hsieh	Secretary	05/13/2022
Ms. Yu Han, Hsieh

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EXHIBIT INDEX

107.1 *	Calculation of filing fee

1.1+	Form of Subscription Agreement for Investors.

3.1+	Articles of Incorporation, as of ___, including amendments filed

3.2+	Bylaws, as of xxx, 2022.

4.1+	Specimen Stock Certificate.

4.2+	Description of Securities.

5.1 +	Opinion of Golenbock Eiseman Assor Bell & Peskoe LLP.

10.1+	Intellectual Property Use Agreement between the Registrant

14.1+	Code of Ethics.

21.1+	List of Subsidiaries.

23.1 *	Consent of KCCW Accounting Group, CPA’s Independent Registered Public Accounting Firm.

23.2 +	Consent of Golenbock Eiseman Asssor Bell & Peskoe LLP (incorporated by reference to Exhibit 5.1 of this Registration Statement, in which it is included)

24.1 *	Power of Attorney (included on signature page of this Form S-1).

101.INS*	XBRL Instances Document

101.SCH*	XBRL Taxonomy Extension Schema Document

101.CAL*	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF*	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB*	XBRL Taxonomy Extension Label Linkbase Document

101.PRE*	XBRL Taxonomy Extension Presentation Linkbase Document

#	Denotes a management contract or compensatory plan or arrangement.

*	Filed herewith.

+	To be filed by amendment

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